Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

(Devens Assets)

by and among

EVERGREEN SOLAR, INC.,

and

HACKMAN CAPITAL ACQUISITION COMPANY, LLC

dated as of March 9, 2012

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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EXHIBITS AND SCHEDULES

Exhibit A	Escrow Agreement
Exhibit B-1	Form of Real Property Deed
Exhibit B-2	Form of Devens Facility Deed
Exhibit B-3	Form of Bill of Sale
Exhibit C	Form of Instrument of Assumption
Schedule I-A	Schedule of Certain Devens Tangible Assets
Schedule I-B	Schedule of Other Remaining Tangible Assets
Schedule 3.1(a)	Deposit Wire Instructions
Schedule 3.1(c)	Other Remaining Tangible Assets Decommissioning Work
Schedule 5.2(e)	Third Party Rights
Schedule 5.6(a)	Devens Contracts
Schedule 5.8	Claims
Schedule 5.9(b)	Permits
Schedule 5.11(a)	Environmental Compliance
Schedule 5.11(b)	Tanks, Wells and Other Environmental Matters
Schedule 5.11(c)	Environmental Notices and Reports
Schedule 5.11(d)	Environmental Permits
Schedule 5.13	Insurance
Schedule 8.10	Clean Harbors Contract

ASSET PURCHASE AGREEMENT

(Devens Assets)

This Asset Purchase Agreement (this “Agreement”), dated as of March 9, 2012 (the “Execution Date”), is made and entered into by and between Evergreen Solar, Inc., a Delaware corporation (“Seller”) and Hackman Capital Acquisition Company, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

A.  Seller has filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended (the “Bankruptcy Code”) in the Bankruptcy Court (the “Bankruptcy Case”).

B.  Purchaser desires to purchase and acquire from Seller certain assets and rights, and Seller desires to sell, convey, assign and transfer such assets and rights to Purchaser, in the manner and subject to the terms and conditions set forth herein and as authorized under sections 105, 363 and 365 of the Bankruptcy Code.

C.  To facilitate the consummation of the transactions contemplated hereby, Seller has entered into that certain Settlement Agreement and Release, dated as of even date herewith (the “Settlement Agreement”), with the Massachusetts Development Finance Agency, a Massachusetts body politic and corporate established under Chapter 23G of the Massachusetts General Laws (“Mass Dev”), pursuant to which (among other things): (i) Seller will direct Purchaser to cause to be paid a portion of the Purchase Price payable hereunder to Seller directly to Mass Dev; (ii) Mass Dev will convey title to the Devens Land to the Purchaser Entity as contemplated hereby; and (iii) Seller and Mass Dev will settle all outstanding claims either may have against the other.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

Definitions

The terms defined or referenced in Section 11.16, whenever used herein, shall have the meanings set forth therein for all purposes of this Agreement.

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ARTICLE II.

Purchase And Sale Of Assets

Section 2.1.  Sale and Transfer of Devens Acquired Assets.

(a)  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall unconditionally Transfer to the Purchaser Entity, and the Purchaser Entity shall purchase, acquire, assume and accept from Seller, to the extent permitted by the Bankruptcy Code, free and clear of all Liabilities (except for any Permitted Liens and Assumed Liabilities), all of Seller’s right, title and interest in and to the Devens Acquired Assets.

(b)  For purposes of this Agreement, subject to Section 2.7, the term “Devens Acquired Assets” means, except to the extent included in the definition of Retained Assets, fee title to (i) the Devens Land, (ii) the Devens Plant, (iii) the Devens Tangible Assets described on Schedule I-A and (iv) the Devens Tangible Assets described on Schedule I-B (the “Other Remaining Tangible Assets”), but in no event shall the term “Devens Acquired Assets” include any Retained Assets.

Section 2.2.  Retained Assets. Notwithstanding anything in this Agreement to the contrary, all Assets which are not Devens Acquired Assets will be retained by Seller and not sold or assigned to Purchaser (collectively, the “Retained Assets”), including the following:

(a)  Cash and Cash Equivalents;

(b)  any tangible assets (other than Devens Tangible Assets set forth on Schedule I-A or Schedule I-B); and

(c)  the Other Remaining Tangible Assets set forth on Schedule I-B to the extent sold by Seller to any third party prior to the Closing Date.

Section 2.3.  Assumption of Liabilities. Purchaser shall cause the Purchaser Entity to assume, and become solely and exclusively liable for, the following Liabilities of Seller and no others (collectively, the “Assumed Liabilities”):

(a)  all Liabilities and obligations of Seller under the Designated Contracts that arise exclusively after the Closing Date;

(b)  any Liabilities and obligations that are specifically designated by Purchaser in writing on or prior to the Closing Date;

(c)  all Liabilities for Cure Costs for the Designated Contracts;

(d)  with the exception of matters arising under the Clean Harbors Contract, all Liabilities relating to, or arising in respect of (i) the Devens Acquired Assets accruing, arising out of or relating to events, occurrences, acts or omissions occurring after the Closing Date, or (ii) the operation of the Devens Acquired Assets after the Closing Date; and

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(e)  with the exception of matters arising under the Clean Harbors Contract, all executory performance Liabilities (but not any Liabilities requiring or contemplating the payment of any money or other amounts or otherwise requiring the expenditure of any funds) of Seller under each Designated Contract that arise on or prior to the Closing Date solely to the extent requiring performance after the Closing Date.

Section 2.4.  Retained Liabilities. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume, and shall be deemed not to have assumed, Liabilities, other than the Assumed Liabilities specified in Section 2.3 (all of which Liabilities, collectively, the “Retained Liabilities”). In particular, the Retained Liabilities include any environmental Liabilities related to or arising from the work being performed by Clean Harbors under the Clean Harbors Contract, and related to or arising from any of the Retained Assets.

Section 2.5.  Designation of Designated Contracts; Cure Costs.

(a)  Schedule 5.6(a) to this Agreement (the “Contract & Cure Schedule”) sets forth each Devens Contract of Seller and Seller’s good faith estimate of the amount of Cure Costs applicable to each such Contract (and if no Cure Cost is estimated to be applicable with respect to any particular Contract, the amount of such Cure Cost has been designated for such Contract as “$0.00”). Seller will update the Contract & Cure Schedule through the Closing Date for any Devens Contracts (i) entered into after the Execution Date or (ii) of which Seller subsequently becomes aware. Purchaser may, at any time and from time to time through (and including) the Closing Date, exclude any Contract from the Contract & Cure Schedule. If any Contract is excluded from the Contract & Cure Schedule as permitted by this Section 2.5, then Purchaser and Seller shall make appropriate deletions or other changes to any applicable Schedule to reflect such exclusion. Initially, Purchaser elects to exclude the Devens Contracts set forth on the Contract & Cure Schedule under the heading “Excluded Devens Contracts”.

(b)  Seller shall be responsible for the verification of all Cure Costs for each Designated Contract and shall use commercially reasonable efforts to establish the proper Cure Costs, if any, for each Designated Contract prior to the Closing Date. Seller shall promptly notify Purchaser in writing of each material change to the Contract and Cure Schedule that occurs following the Execution Date.

(c)  To the extent that any Designated Contract requires the payment of Cure Costs in order to be assumed pursuant to section 365 of the Bankruptcy Code, at the Closing, the Cure Costs related to such Designated Contract shall be paid by Purchaser. Purchaser shall not be required to make any payment for Cure Costs for, or otherwise have any Liabilities with respect to, any Contract that is not a Designated Contract.

Section 2.6.  Non-Assignment of Designated Contracts. Anything contained herein to the contrary notwithstanding, (i) this Agreement shall not constitute an agreement to assign any Designated Contract if, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, an attempted assignment thereof, without obtaining a Consent, would constitute a breach thereof or in any way negatively affect the rights of Seller or Purchaser, as the assignee of such Designated Contract and (ii) no breach of this Agreement shall have occurred by virtue of such nonassignment. If, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, such Consent is required but not obtained, Seller shall, at Purchaser’s sole cost and expense, cooperate with Purchaser in any reasonable arrangement, including Purchaser’s provision of credit support, designed to provide for Purchaser the benefits and obligations of or under any such Designated Contract, including enforcement for the benefit of Purchaser of any and all rights of Seller against a third party thereto arising out of the breach or cancellation thereof by such third party; provided, that nothing in this Section 2.6 shall (x) require Seller to make any significant expenditure or incur any significant obligation on its own or on Purchaser’s behalf or (y) prohibit Seller from ceasing operations or winding up its affairs following the Closing. Any assignment to Purchaser of any Designated Contract that shall, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, require the Consent of any third party for such assignment as aforesaid shall be made subject to such Consent being obtained. Any contract that would be a Designated Contract but is not assigned in accordance with the terms of this Section 2.6 shall not be considered a “Designated Contract” for purposes hereof unless and until such contract is assigned to Purchaser following the Closing Date upon receipt of the requisite consents to assignment and Bankruptcy Court approval.

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Section 2.7.  “As Is” Transaction. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE V OF THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE DEVENS ACQUIRED ASSETS. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE DEVENS ACQUIRED ASSETS. ACCORDINGLY, PURCHASER WILL ACCEPT THE DEVENS ACQUIRED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

ARTICLE III.

Consideration

Section 3.1.  Purchase Price; Deposit. The aggregate consideration for the sale and transfer of the Devens Acquired Assets shall be (the “Purchase Price”) (i) $8,530,000, plus $5,000 per day from April 1, 2012 through and including the Closing Date, in cash, inclusive of all commissions, fees and buyer’s premium amounts to Seller’s sales agents, and (ii) Purchaser’s assumption of the Assumed Liabilities at the Closing.

(a)  Within one Business Day of the Execution Date, Purchaser shall deliver by wire transfer in immediately available funds in the amount of $850,000 to Citibank, N.A. (the “Escrow Agent”) in accordance with the wire instructions set forth on Schedule 3.1(a) (such deposit made pursuant to this Section 3.1(a), the “Deposit”). Prior to effecting such Deposit, each of Purchaser and Seller will execute and deliver to the Escrow Agent an escrow agreement, substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”). Purchaser shall pay any and all fees due to the Escrow Agent in connection with the Escrow Agreement. The Deposit shall be non-refundable except as expressly provided in this Agreement, including this Section 3.1 and Section 10.3(a).

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(b)  Upon receipt by Escrow Agent of the Deposit, Escrow Agent shall hold the Deposit in accordance with the terms of the Escrow Agreement and prior to the Closing shall deliver such portion of the Deposit, and any interest and/or earnings accrued thereon, to Seller or to Purchaser, as the case may be, under the following conditions:

(i)  the aggregate amount of the Deposit (together with all interest and/or earnings accrued thereon) shall be delivered to Seller 15 Business Days following receipt by Escrow Agent of written demand therefor from Seller stating that Purchaser has defaulted in the performance of its obligations under this Agreement, or that this Agreement was terminated under circumstances entitling Seller to retain the Deposit, and specifying the Section of this Agreement that entitles Seller to retain the Deposit; provided, that Purchaser has not given written notice of objection in accordance with the Escrow Agreement;

(ii)  the aggregate amount of the Deposit (together with all interest and/or earnings accrued thereon) shall be delivered to Purchaser 15 Business Days following receipt by Escrow Agent of written demand therefor from Purchaser stating that Seller has defaulted in the performance of its obligations under this Agreement or that this Agreement was terminated under circumstances entitling Purchaser to the return of the Deposit, and specifying the Section of this Agreement that entitles Purchaser to the return of the Deposit; provided, that Seller has not given written notice of objection in accordance with the Escrow Agreement; and otherwise;

(iii)  the aggregate amount of the Deposit (together with all interest and/or earnings accrued thereon) or any portion thereof shall be delivered as directed by joint written instructions of Seller and Purchaser.

(c)  At the Closing, the Purchaser shall deposit with the Escrow Agent an additional amount equal to $525,000, minus any expenses described in Schedule 3.1(c) attached hereto that have been prepaid by Seller prior to Closing and acknowledged by Purchaser (such amount, together with the Deposit and any interest and/or earnings accrued thereon, collectively, the “Decommissioning Escrow Amount”) to be held by the Escrow Agent and released in accordance with the terms of the Escrow Agreement for the purposes described in Section 8.10.

Section 3.2.  Allocation of Purchase Price. Other than with respect to the allocations of the Purchase Price set forth in the Real Property Deed for the Devens Land and the Devens Facility Deed for the Devens Plant, which will be agreed prior to the Closing, within 60 days of the Closing Date, Purchaser shall prepare and deliver to Seller a statement allocating the sum of the Purchase Price, the Assumed Liabilities and other relevant items among the Devens Acquired Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (such statement, the “Allocation Statement”), and the Allocation Statement shall be finalized upon reasonable consultation with Seller, and with Seller’s consent, which consent shall not be unreasonably withheld or delayed. The parties shall follow the Allocation Statement for purposes of filing IRS Form 8594 (and any supplements to such form) and all other Tax Returns, and shall not voluntarily take any position inconsistent therewith. If the IRS or any other taxation authority proposes a different allocation, Seller or Purchaser, as the case may be, shall promptly notify the other party of such proposed allocation. Seller or Purchaser, as the case may be, shall provide the other party with such information and shall take such actions (including executing documents and powers of attorney in connection with such proceedings) as may be reasonably requested by such other party to carry out the purposes of this Section 3.2. Except as otherwise required by Applicable Law or pursuant to a “determination” under Section 1313(a) of the Code (or any comparable provision of United States state, local, or non-United States law), (i) the transactions contemplated by Article II of this Agreement shall be reported for all Tax purposes in a manner consistent with the terms of this Section 3.2; and (ii) neither party (nor any of their Affiliates) will take any position inconsistent with this Section 3.2 in any Tax Return, in any refund claim, in any litigation or otherwise. Notwithstanding the allocation of the Purchase Price set forth in the Allocation Statement, nothing in the foregoing shall be determinative of values ascribed to the Devens Acquired Assets or the allocation of the value of the Devens Acquired Assets in any plan or reorganization or liquidation that may be proposed.

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Section 3.3.  Sale Free and Clear. Seller acknowledges and agrees and the Sale Order shall provide that, on the Closing Date and concurrently with the Closing, all then existing or thereafter arising Liabilities (other than those in favor of Purchaser created under this Agreement and/or any Ancillary Agreement, the Permitted Liens, if any, and any Assumed Liabilities) of, against or created by Seller or its bankruptcy estate, to the fullest extent permitted by Section 363 of the Bankruptcy Code, shall be fully released from and with respect to the Devens Acquired Assets. On the Closing Date, the Devens Acquired Assets shall be Transferred to Purchaser and/or one or more of its Affiliates or Subsidiaries, as applicable, free and clear of all Liabilities, other than the Permitted Liens, if any, and any Assumed Liabilities to the fullest extent permitted by Section 363 of the Bankruptcy Code.

ARTICLE IV.

Closing

Section 4.1.  Closing.

(a)  Upon the terms and subject to the conditions of this Agreement, the Closing shall take place at the offices of Bingham McCutchen LLP, One Federal Street, Boston, MA 02110, at 10:00 A.M., Eastern Standard time, as specified below, unless another date, time and/or place is agreed in writing by each of the parties hereto.

(b)  The Closing shall occur on or before the date (the “Closing Date”) that is the third Business Day following the satisfaction of the condition set forth in Section 9.1(a).

Section 4.2.  Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser (unless previously delivered) each of the following:

(a)  the officers’ certificate referred to in Section 9.2(d);

(b)  a certified copy of the Sale Order and a copy of the docket of the Bankruptcy Court evidencing the entry of the Sale Order (updated through the date and time of the Closing);

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(c)  the duly executed Devens Facility Deed with respect to the Devens Plant and Bill of Sale and duly executed counterparts of each Conveyance Document in respect of the Devens Acquired Assets;

(d)  the Real Property Deed with respect to the Devens Land, duly executed by Mass Dev;

(e)  a duly executed Instrument of Assumption for the Designated Contracts and Assumed Liabilities;

(f)  a certification of non-foreign status for Seller in a form and manner which complies with the requirements of Section 1445 of the Code and the Treasury regulations promulgated thereunder;

(g)  at Purchaser’s election and sole cost and expense, an owner’s title insurance policy, in effect as of the Closing Date, issued by Fidelity National Title Insurance Company or one of its affiliates, on an ALTA 2006 form or other form reasonably satisfactory to Purchaser, insuring Purchaser’s fee simple title to Devens Plant, subject to the Permitted Liens;

(h)  executed copies of the consents and approvals referred to in Section 9.3(b); and

(i)  all other documents required to be delivered by Seller to Purchaser at or prior to the Closing in connection with the Transactions.

Section 4.3.  Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller or to the Escrow Agent, as the case may be (unless previously delivered), each of the following:

(a)  the amount required to be deposited with the Escrow Agent pursuant to Section 3.1(c) to constitute the Decommissioning Escrow Amount;

(b)  the balance of the Purchase Price, as adjusted for any adjustments contemplated by Section 8.8, paid to or as directed by Seller, by wire transfer of immediately available funds to one or more accounts designated by Seller, including in satisfaction of Seller’s obligations under the Settlement Agreement;

(c)  a duly executed Instrument of Assumption for the Designated Contracts and Assumed Liabilities;

(d)  the officers’ certificate referred to in Section 9.3(c);

(e)  the Secretary’s certificate referred to in Section 9.3(e);

(f)  a duly executed assignment by Purchaser and assumption by the Purchaser Entity of the rights and obligations under this Agreement, effective as of the Closing; and

(g)  all other documents required to be delivered by Purchaser to Seller at or prior to the Closing in connection with the Transactions.

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ARTICLE V.

Representations And Warranties Of Seller

Seller hereby represents and warrants to Purchaser that the statements contained in this Article V are true and correct as of the date of this Agreement, except as otherwise stated in this Article V and except as set forth in the corresponding sections or subsections of the schedules hereto delivered by Seller to Purchaser concurrently with the execution and delivery hereof (it being agreed that disclosure of any information in a particular section or subsection of the schedules hereto shall be deemed disclosure with respect to any other section or subsection only to the extent that the relevance of such item is readily apparent), and will be true and correct as of the Closing.

Section 5.1.  Organization. Seller has been duly organized and is validly existing in good standing under the laws of its jurisdiction of incorporation, with the requisite corporate power and authority to own its properties and conduct its business as currently conducted. Seller has been duly qualified as a foreign corporation or organization for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except to the extent that the failure to be so qualified or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.2.  Real Property.

(a)  The Devens Lease is the only lease, and there are no subleases, licenses, concessions, or other occupancy agreements (written and all amendments thereto) of the Devens Land and/or Devens Plant; such real property is referred to as the “Real Property”. Seller has a good and marketable leasehold interest in the Devens Land, subject to termination as contemplated by the Settlement Agreement, and good and marketable fee title to the Devens Plant, and at the Closing will deliver to Purchaser good and marketable title to the Devens Plant, and will cause Mass Dev to deliver to Purchaser good and marketable fee title to the Devens Land subject, in each case, to Permitted Liens. Seller enjoys quiet and undisturbed possession of the Real Property, free and clear of all Liens arising by, through or under Seller, except: (i) as set forth in the Real Property Deed and the Devens Facility Deed, which set forth legal descriptions of, or book and page references to, all easements and rights-of-way for the benefit of Seller associated with the Real Property (the “Easements”) and (ii) Permitted Liens. A true, correct and complete copy of the Devens Lease (together with all amendments) has been made available to Purchaser. Except for the rights of the holders of Permitted Liens, Seller is in exclusive possession of the Real Property and the improvements thereon.

(b)  (i) the Devens Lease is, as of the Execution Date, in force and effect and the Devens Lease has not been modified, amended, terminated, renewed or extended; (ii) no renewal or extension options have been granted to Seller, and Seller does not have an option to purchase any of the Real Property or any portion thereof, except as set forth in the Devens Lease; (iii) the rents thereunder are being paid on a current basis and there are no arrearages; (iv) except for any default created by the bankruptcy filing contemplated hereby, Seller is not in default, and to Seller’s Knowledge, none of the other parties to such the Devens Lease is in default of any of its obligations thereunder and, other than the Bankruptcy Case, no event has occurred that, with the giving of notice or passage of time, or both, would constitute a default thereunder; (v) Seller has prepaid the Devens Lease upon execution thereof; (vi) Seller is presently not contesting any tax, utility, operating cost or other escalation payments or occupancy charges, or any other amounts payable under the Devens Lease; (vii) to Seller’s Knowledge, (A) all material work, repairs, alterations and improvements required to be performed by any party as of the date hereof to the Devens Lease has been completed and fully paid for, and (B) all material obligations of the landlord under the Devens Lease have been performed; (ix) there are no actions or proceedings pending or, to the Knowledge of Seller, threatened by any landlord under the Devens Lease; (x) true and complete copies of all assignments of the Devens Lease and subleases and consents thereto by landlords under the Devens Lease, including all amendments, guarantees, side letters, subordination and non-disturbance agreements and other documents relating thereto, have been made available to Purchaser; (xi) there are no security deposits other than those set forth in the schedules hereto, such security deposits are held by the landlord under the Devens Lease and have not, as of the date hereof, been applied to existing arrears in rents or otherwise in accordance with the terms of the Devens Lease; (xii) the Devens Lease does not prohibit the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (xiii) at the Closing, the Devens Lease shall be terminated in connection with Seller’s delivery to Purchaser of fee title to the Devens Plant and Mass Dev’s delivery to Purchaser of fee title to the Devens Land.

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(c)  All public utilities (including gas, electric, water, storm and sanitary sewerage and telephone utilities) required to operate the Devens Plant as configured and operated by Seller prior to the cessation of operations are installed at and available to the Real Property, and, Seller has no Knowledge of any proposed, planned or actual curtailment of service of any utility supplied to any portion of the Real Property.

(d)  With respect to the Real Property (i) no eminent domain, condemnation or similar proceedings are pending or, to the Knowledge of Seller, threatened, (ii) no proceeding is pending that to the Knowledge of Seller would reasonably be expected to terminate the current access from the Real Property to any presently existing highways and roads adjoining or situated on the Real Property, (iii) to the Knowledge of Seller, no structure on the Real Property is located within a flood hazard zone as defined by the Federal Insurance Administration, (iv) to the Knowledge of Seller, no special assessments or tax abatements affect the Real Property, (v) there are no pending or, to the Knowledge of Seller, threatened zoning changes or zoning ordinance amendments which would affect the Real Property, and (vi) the Real Property, including each improvement thereon, is in good condition, normal wear and tear excepted, has sufficient rights of access and egress for the purposes for which it is used and complies, in all material respects, with all municipal, state and federal statutes, ordinances, rules and regulations applicable thereto, and no material improvements or repairs are necessary or currently contemplated with respect thereto, except where the failure to be in such condition would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to Seller’s or Purchaser’s ability to conduct the business in the ordinary course.

(e)  Seller has not leased, licensed or otherwise granted to any Person the right to use or occupy the Real Property or any portion thereof, and except as set forth in Schedule 5.2(e) of this Agreement, there are no outstanding options, rights or first offer or rights of first refusal to purchase any of the Real Property, the Easements or any portion of or any interest therein.

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(f)  To Seller’s Knowledge, Seller’s use or occupancy of the Real Property as currently conducted thereon complies in all material respects with all applicable zoning and land use Laws and is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Entity (other than as set forth in Seller’s unified permits relating to the parking requirements for the Devens Plant and the Devens Land).

Section 5.3.  Authorization; Enforceability. Subject to the entry of the Sale Order, Seller has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the other Ancillary Agreements to which it is or is to be a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and each of the other Ancillary Agreements to which it is or is to be a party, and the consummation by Seller of the Transactions, have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been and, when executed and delivered, each other Ancillary Agreement to which each of them is to be a party, will be, duly and validly executed and delivered by Seller and, subject to the entry of the Sale Order, constitutes (in the case of this Agreement) and will constitute (in the case of each of the Ancillary Agreements) the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and other laws of general application affecting enforcement of creditors’ rights generally, rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.4.  No Conflicts. Subject to the entry of the Sale Order, the execution, delivery and performance of this Agreement and each other Ancillary Agreement, and the consummation of the Transactions will not (a) result in a violation of the Organizational Documents of Seller, (b) assuming receipt of all required consents and approvals from Governmental Entities in accordance with Section 9.1(b) and Section 9.2(e), result in a material violation of any Applicable Law, or (c) result in the creation or imposition of any Lien upon or with respect to any Devens Acquired Asset, other than in favor of Purchaser as specified in the Ancillary Agreements and Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller is not in violation of its Organizational Documents.

Section 5.5.  Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over Seller or any of its properties is required for the execution and delivery by Seller of the Agreement and the Ancillary Agreements and performance of and compliance by Seller with all of the provisions hereof and thereof and the consummation of the Transactions, except (a) the entry of the Sale Order and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, (b) filings with respect to and any consents, approvals or expiration or termination of any waiting period, required under any United States or foreign antitrust or investment laws which may include the HSR Act and any other Regulatory Approvals required, (c) the effectiveness of the Settlement Agreement and (d) such other consents, approvals, authorizations, registrations or qualifications the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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Section 5.6.  Devens Contracts.

(a)  Schedule 5.6(a) of this Agreement sets forth each Devens Contract to which Seller is a party or is bound.

(b)  Except as may have occurred solely as a result of the commencement of the Bankruptcy Case (or any other action taken by Seller during the Bankruptcy Case), each Devens Contract, is valid, binding and full force and effect, enforceable in all material respects by Seller in accordance with its terms, and there has not been any cancellation or, to the Knowledge of Seller, threatened cancellation of any such Devens Contract, nor any pending or, to the Knowledge of Seller, threatened disputes thereunder. Seller is not (with or without the lapse of time or the giving of notice, or both) in material breach or default under any Devens Contract except for breaches or defaults (i) that would be remedied solely by the payment of Cure Costs, or (ii) caused solely by the filing of the Bankruptcy Case. To the Knowledge of Seller, no other party to any of the Devens Contracts is (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder. No consents or approvals of any Person other than Seller is necessary to sell, assign, convey, transfer and deliver to Purchaser, on the terms of this Agreement, any and all rights and interests of Seller in the Devens Contracts. Seller has provided Purchaser with true and complete copies of each written Devens Contract (including all amendments thereto).

Section 5.7.  Absence of Certain Developments. Since December 31, 2010, Seller has not Transferred ownership of any of the Devens Acquired Assets to any of its Subsidiaries or Affiliates.

Section 5.8.  Litigation. Except as set forth on Schedule 5.8 of this Agreement, there are no legal, governmental or regulatory actions, suits, proceedings or, to the Knowledge of Seller, investigations pending or threatened to which Seller is or may be a party or to which any property of Seller, any director or officer of Seller in their capacities as such, the Assumed Liabilities or the Devens Acquired Assets is or may be the subject that, individually or in the aggregate, has had or, if determined adversely to Seller, would reasonably be expected to have a Material Adverse Effect.

Section 5.9.  Permits and Compliance with Laws.

(a)  With respect to the Devens Acquired Assets, Seller is, and has been since January 1, 2009, in compliance in all material respects with all Applicable Laws. Seller has not received written notification from any Governmental Entity (i) threatening to revoke any material Permit or (ii) restricting or in any way limiting its operation of the Devens Acquired Assets as currently conducted.

(b)  Seller possesses all material Permits issued by, and has made all declarations and filings with, the appropriate Governmental Entities that are necessary for the ownership, lease, use and operation of the Devens Acquired Assets (collectively, the “Seller Permits”). Schedule 5.9(b) of this Agreement sets forth, as of the Execution Date, a true and correct list of all material Seller Permits in effect and a true and correct list of all material pending applications for Permits, that would be Seller Permits if issued or granted and all material pending applications by Seller for modification, extension or renewal of the Seller Permits. Seller has not received notice of any revocation or modification of any such Permit nor has any reason to believe that any such Permit will not be renewed in the ordinary course.

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Section 5.10.  Brokers. Except for the Asset Marketing and Services Agreement between Hilco Industrial, LLC and Seller, dated February 25, 2011, Seller is not a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against Purchaser for a brokerage commission, finder’s fee or like payment in connection with the Transactions.

Section 5.11.  Environmental Matters.

(a)  Except as set forth on Schedule 5.11(a) of this Agreement, to Seller’s Knowledge (i) the operation of the Devens Acquired Assets is and has been in compliance in all material respects with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by Seller, or any predecessor in interest thereof, or at any disposal or treatment facility which received Hazardous Materials generated by Seller or any predecessor in interest thereof with respect to the Devens Acquired Assets; (iii) no Environmental Claim has been asserted against Seller or any predecessor in interest thereof with respect to the Devens Acquired Assets nor does Seller have knowledge or notice of any threatened or pending Environmental Claim against Seller or any predecessor in interest thereof with respect to the Devens Acquired Assets; (iv) no Environmental Claims have been asserted against any facilities that may have received Hazardous Materials generated by Seller or any predecessor in interest thereof with respect to the Devens Acquired Assets; (v) no Real Property has been used as a treatment, storage, or disposal site for any Hazardous Material (and no such Real Property is contaminated by any such substance); (vi) Seller has not failed to report to the proper Governmental Entity any Release which is required to be so reported by any Environmental Laws; (vii) Seller holds all Permits required under any Environmental Laws in connection with the occupation of the Devens Acquired Assets; and (viii) Seller has not received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or capital expenditures are required to be made as a condition of continued compliance with any Environmental Laws or any Permits or (B) any Permit referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated.

(b)  Except as described in Schedule 5.11(b) of this Agreement, to the Knowledge of Seller, the Real Property does not contain any: (i) under- or above-ground storage tanks other than those listed on Schedule I-A and Schedule I-B, (ii) underground injection wells, (iii) septic tanks in which process wastewater or any Hazardous Materials have been disposed, (iv) asbestos, (v) equipment containing PCBs or (vi) drums buried in the ground, or other landfills, surface impoundments, or disposal areas.

(c)  Schedule 5.11(c) of this Agreement identifies all environmental, health and/or safety, including process safety management, loss and prevention, investigations, assessments, audits, studies, tests, reviews, reports or sampling results (including Phase I or Phase II environmental assessments or environmental audits) relating to the Real Property commissioned by Seller, and true and complete copies of such reports have been provided to Purchaser.

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(d)  Schedule 5.11(d) of this Agreement identifies all material Environmental Permits in connection with the Real Property, each such Environmental Permit is valid and enforceable and in full force and effect, and Seller is in compliance, in all material respects, with the terms and conditions of all such Environmental Permits, approvals or authorizations and no other Environmental Permits are necessary for operating the Devens Acquired Assets as currently conducted.

Section 5.12.  Title to Assets. Seller holds (except for the Devens Land, which as of the Execution Date is owned by Mass Dev), and subject to the entry of the Sale Order, at the Closing shall cause to be delivered to Purchaser, good and valid title to the fullest extent permitted by section 363 of the Bankruptcy Code to all of the Devens Acquired Assets, free and clear of all Liens, other than Assumed Liabilities and Permitted Liens.

Section 5.13.  Insurance. Schedule 5.13 of this Agreement sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Seller relating to the Devens Acquired Assets as of the date of this Agreement. As of such date, such insurance is in full force and effect.

ARTICLE VI.

Representations And Warranties
Of Purchaser

Purchaser hereby represents and warrants to Seller that the statements contained in this Article VI are true and correct as of the date of this Agreement.

Section 6.1.  Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 6.2.  Authorization; Enforceability. Purchaser has all requisite power and authority to enter into this Agreement and the other Ancillary Agreements to which Purchaser is a party. The execution, delivery and performance by Purchaser of this Agreement and each of the other Ancillary Agreements to which Purchaser is a party, and the consummation by Purchaser of the Transactions, have been duly authorized by all necessary action on the part of Purchaser. Subject to the entry of the Sale Order, this Agreement and, when executed, each other Ancillary Agreement to which Purchaser is a party, have been duly and validly executed and delivered by Purchaser and, assuming due and valid execution and delivery by Seller, constitute the valid and binding obligation of Purchaser, enforceable against them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and other laws of general application affecting enforcement of creditors’ rights generally, rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 6.3.  No Conflicts. Subject to the entry of the Sale Order, the execution, delivery and performance of this Agreement and each other Ancillary Agreement, and the consummation of the Transactions will not (a) result in a violation of the Organizational Documents of Purchaser or (b) assuming receipt of all required consents and approvals from Governmental Entities in accordance with Section 9.1(b) and Section 9.2(e), result in a violation of any law, statute, rule or regulation of any Governmental Entity or any applicable order of any court or any rule, regulation or order of any Governmental Entity applicable to Purchaser or by which any property or asset of Purchaser is bound, except for violations which, individually or in the aggregate, has not had and would not reasonably be likely to have a Purchaser Material Adverse Effect.

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Section 6.4.  Consents and Approvals. Except as set forth in this Agreement, no consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over Purchaser or any of its properties is required for the execution and delivery by Purchaser of the Agreement and the Ancillary Agreements and performance of and compliance by Purchaser with all of the provisions hereof and thereof and the consummation of the Transactions, except (a) the entry of the Sale Order and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), (b) filings with respect to and any consents, approvals or expiration or termination of any waiting period, required under any United States or foreign antitrust investment laws which may include the HSR Act and any other Regulatory Approvals required, and (c) such other consents, approvals, authorizations, registrations or qualifications the absence of which will not have or would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 6.5.  Financial Capability. At or prior to the Closing Date, Purchaser will have sufficient Cash and Cash Equivalents available to pay for the Devens Acquired Assets at the Closing and, on or prior to the date hereof, Purchaser will have provided to Seller evidence of such ability to pay in a form reasonably satisfactory to Seller.

Section 6.6.  Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by Purchaser in connection with the Transactions.

Section 6.7.  No Other Representations or Warranties. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that none of Seller, its Affiliates or any other Person is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Article V (as modified by the schedules to this Agreement), or with respect to any other information provided to Purchaser in connection with the transaction contemplated hereby, including as to the probable success or profitability of the ownership, use or operation of the Devens Acquired Assets after the Closing. Purchaser further represents that none of Seller, its Affiliates or any other Person has made any representation or warranty, express or implied as to the accuracy or completeness of any information regarding Seller or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of Seller, its Affiliates or any other Person will have or be subject to liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives of Purchaser’s use of, any such information, including data room information provided to Purchaser or its representatives, in connection with the sale of the Devens Acquired Assets and the Transactions. Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation of the Devens Acquired Assets and, in making the determination to proceed with the Transactions, Purchaser has relied on the results of its own independent investigation.

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ARTICLE VII.

Sale Order

Seller shall use commercially reasonable efforts to obtain entry of the Sale Order approving the transactions contemplated by this Agreement and such Sale Order shall be in form and substance satisfactory to Seller and to Purchaser in their reasonable discretion granting, among other things, that (i) such sale shall be, to the fullest extent permitted by the Bankruptcy Code, pursuant to Sections 105, 363(b) and 363(f) of the Bankruptcy Code, free and clear of all Liens other than Permitted Liens and Assumed Liabilities; (ii) all Contracts required to be assumed by Seller and assigned to Purchaser are so assumed and assigned free and clear of all Liens and Retained Liabilities other than Permitted Liens and Assumed Liabilities to the fullest extent permitted by Section 365 of the Bankruptcy Code, subject to Section 2.6; (iii) Purchaser is deemed to have purchased the Devens Acquired Assets in good faith pursuant to Section 363(m) of the Bankruptcy Code; and (iv) Seller is authorized and directed to execute, upon request by Purchaser, one or more assignments in form, substance, and number reasonably acceptable to Purchaser, evidencing the conveyance of the Devens Acquired Assets to Purchaser. Purchaser will furnish to Seller such information or documents as reasonably required to satisfy the requirements of adequate assurance of future performance under section 365(f)(2)(B) of the Bankruptcy Code.

ARTICLE VIII.

Covenants

Section 8.1.  Interim Operations. From the Execution Date through the Closing Date, subject to any limitations imposed on Seller as a result of its status as debtor-in-possession in the Bankruptcy Case, Seller shall use its commercially reasonable efforts to ensure that, and Seller covenants and agrees that, except as expressly provided in this Agreement, required by Applicable Law or as may be agreed in writing by Purchaser:

(a)  Seller shall use commercially reasonable efforts to, maintain, preserve and protect all of the Devens Acquired Assets in the condition in which they exist on the date hereof, except for ordinary wear and tear and except for replacements, modifications or maintenance in the ordinary course of business;

(b)  Seller shall use commercially reasonable efforts not to (i) modify, amend, reject, waive any rights under or terminate any Designated Contract or (ii) waive, release, compromise, settle or assign any material rights or claims related to any Designated Contract;

(c)  Seller shall use commercially reasonable efforts to perform in all material respects the obligations required to be performed by Seller under the Designated Contracts, other than to cure pre-petition monetary defaults, as well as the obligations under the Clean Harbors Contract;

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(d)  Except as permitted by an order approved by the Bankruptcy Court, Seller shall not (i) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any equity interest of itself or any equity interest of, or similar interest in, a joint venture or similar arrangement to which Seller is a party which is a Devens Acquired Asset hereunder, (ii) alter, whether through a complete or partial liquidation, dissolution, merger, consolidation, restructuring, reorganization or in any other manner, the legal structure or ownership of itself or any other Seller or any joint venture or similar arrangement to which Seller is a party which is a Devens Acquired Asset hereunder, (iii) sell, lease, mortgage, pledge, grant a lien, mortgage, pledge, security interest, charge, claim or other encumbrance of any kind or nature on or otherwise encumber or dispose of any of the Devens Acquired Assets, except for dispositions of inventory and obsolete equipment in the ordinary course of business or (iv) propose, adopt or approve a plan with respect to any of the foregoing; and

(e)  Seller shall not enter into any Contract, directly or indirectly, unilaterally or in concert, and whether orally, in writing, formally or informally, to do any of the foregoing or assist or cooperate with any other Person in doing any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

Section 8.2.  Access.

(a)  From the Execution Date until the earlier of (i) termination of this Agreement and (ii) the Closing, Seller will (x) upon reasonable notice, give Purchaser and its employees, accountants, financial advisors, counsel and other representatives reasonable access during normal business hours to (1) the offices, books and records of Seller relating to the Devens Acquired Assets and the Assumed Liabilities and Contracts, and (2) the Devens Plant for the purpose of allowing Purchaser to plan for the reuse of the Devens Plant by Purchaser and its tenants; (y) furnish to Purchaser such financial and operating data and other information relating to the Devens Acquired Assets and the Assumed Liabilities and Contracts as may be reasonably requested; and (z) instruct the executive officers, senior business managers and employees of Seller as of the Closing Date, counsel, auditors and financial advisors of Seller to cooperate with Purchaser’s employees, accountants, counsel and other representatives; provided, that any such activities pursuant to this provision shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller, including the performance by Clean Harbors of the Clean Harbors Contract. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Seller to disclose information, (i) subject to attorney-client privilege or that conflicts with any confidentiality obligations to which Seller is bound, (ii) related to pricing or other matters that are highly competitively sensitive or (iii) that would otherwise in the exercise of Seller’s good faith judgment, be inappropriate in light of the Bankruptcy Case.

(b)  Purchaser shall cooperate with Seller and make available to Seller such documents, books, records or information Transferred to Purchaser and relating to activities of the Devens Acquired Assets and the Assumed Liabilities prior to the Closing as Seller may reasonably require after the Closing in connection with any Tax determination or contractual obligations to Third Parties or to defend or prepare for the defense of any claim against Seller or to prosecute or prepare for the prosecution of claims against Third Parties by Seller relating to the Devens Acquired Assets prior to the Closing or in connection with any governmental investigation of Seller or any of its Affiliates; provided, that any such activities pursuant to this provision shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Purchaser.

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(c)  No party shall destroy any files or records which are subject to this Section 8.2 without giving reasonable notice to the other parties, and within 15 days of receipt of such notice, any such other party may cause to be delivered to it the records intended to be destroyed, at such other party’s expense.

Section 8.3.  Efforts and Actions to Cause Closing to Occur. At all times prior to the Closing, upon the terms and subject to the conditions of this Agreement, Seller and Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable (subject to any Applicable Laws) to cause the Closing Date to occur and consummate the Closing and the other Transactions as promptly as practicable including, the preparation and filing of all forms, registrations and notices required to be filed to cause the Closing Date to occur and consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, releases, orders, licenses, Permits, qualifications, exemptions or waivers by any Governmental Entity or any Person other than Seller, Purchaser or any of their respective Affiliates. In connection therewith, Seller shall cooperate with Purchaser’s efforts to close escrow concurrently with Mass Dev on an adjacent approximately 2 acre parcel of land; provided that the Closing shall not be delayed to effect such purchase.

Section 8.4.  Notification of Certain Matters. Seller shall give written notice to Purchaser promptly after becoming aware of (i) the occurrence of any event, which would be likely to cause any condition set forth in Article IX to be unsatisfied in any material respect at any time from the date hereof to the Closing Date or (ii) any notice or other communication from (x) any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions or (y) any Governmental Entity in connection with any of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 8.4 shall not limit or otherwise affect the remedies available hereunder to Purchaser.

Section 8.5.  Casualty Loss. Notwithstanding any provision in this Agreement to the contrary, if, before the Closing, all or any portion of the Devens Acquired Assets is (a) condemned or taken by eminent domain, or (b) a material portion is damaged or destroyed by fire or other casualty, Seller shall notify Purchaser promptly in writing of such fact, and (i) in the case of condemnation or taking, Seller shall assign or pay, as the case may be, any proceeds thereof to Purchaser at the Closing, and (ii) in the case of fire or other casualty, Seller shall, at Purchaser’s option, either restore such damage, assign the insurance proceeds therefrom (and credit the deductible) to Purchaser at the Closing, or credit Purchaser with the reasonable cost of restoration. Notwithstanding the foregoing, the provisions of this Section 8.5 shall not in any way modify Purchaser’s other rights under this Agreement, including any applicable right to terminate the Agreement if any condemnation, taking, damage or other destruction resulted in a Material Adverse Effect.

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Section 8.6.  Subsequent Actions. If at any time after the Closing Date, Purchaser or Seller consider or are advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm ownership (of record or otherwise) in Purchaser, its right, title or interest in, to or under any or all of the Devens Acquired Assets or otherwise to carry out this Agreement, including the assumption of the Assumed Liabilities, Purchaser or Seller shall at Purchaser’s expense, execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments, assumptions and assurances and take and do all such other actions and things as may be requested by the other party in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser or otherwise to carry out this Agreement.

Section 8.7.  Publicity. Prior to the Closing and without limiting or restricting any party from making any filing with the Bankruptcy Court with respect to this Agreement or the Transactions and upon 24 hours advance notice of such public announcement or press release, no party shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other party, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of Purchaser or Seller, disclosure is otherwise required by Applicable Law, the Bankruptcy Code or the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of the Securities Exchange Commission or any stock exchange on which Purchaser lists securities, provided, that the party intending to make such release shall use its reasonable best efforts consistent with such Applicable Law, the Bankruptcy Code or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

Section 8.8.  Tax Matters; Utilities, etc.

(a)  Purchaser and Seller agree that the Purchase Price is exclusive of any Transfer Taxes. Seller shall promptly pay directly to the appropriate Tax Authority all applicable Transfer Taxes that may be imposed upon or payable or collectible or incurred in connection with this Agreement or the transactions contemplated herein, or that may be imposed upon or payable or collectible or incurred in connection with the Transactions.

(b)  Purchaser and Seller agree to furnish, or cause their Affiliates to furnish, to each other, upon request, as promptly as practicable, such information and assistance relating to the Devens Acquired Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Purchaser and Seller shall cooperate, and cause their Affiliates to cooperate, with each other in the conduct of any audit or other proceeding related to Taxes and each shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Section 8.8(b). Purchaser and Seller shall provide, or cause their Affiliates to provide, timely notice to each other in writing of any pending or threatened tax audits, assessments or litigation with respect to the Devens Acquired Assets for any taxable period for which the other party may have liability under this Agreement. Purchaser and Seller shall furnish, or cause their respective Affiliates to furnish, to each other copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any taxable period for which the other party or its Affiliates may have liability under this Agreement. Notwithstanding the foregoing, Seller shall comply with this Section 8.8(b) to the extent commercially reasonable for a company winding down its operations.

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(c)  All utilities on the Devens Acquired Assets for any period commencing on or prior to the Closing Date and ending after the Closing Date (the “Straddle Period”) shall be prorated on a per diem basis between Purchaser and Seller as of the Closing Date and at Closing, Purchaser shall pay to Seller an amount equal to any diesel fuel remaining in the tanks which are a part of the backup generators located on the Real Property, based on good faith estimates of volumes contained therein and the most recent delivery cost to Seller. Neither personal property taxes nor real property taxes paid by Seller and applicable to the Straddle Period shall be prorated. The apportioned obligations under this Section 8.8(c) shall be timely paid and all applicable filings made. Each of Seller and Purchaser each hereby waives the right to appeal the property tax assessment and/or seek a property tax refund for tax fiscal year 2012 (which ends June 30, 2012). It is understood that both Mass Dev and the Devens Enterprise Commission of Devens, Massachusetts are third party beneficiaries to this Section 8.8(c).

Section 8.9.  Books and Records. At or promptly after the Closing, Seller shall deliver to Purchaser all books and records pertaining to the Devens Acquired Assets that are in Seller’s possession or control; provided, however, that Seller shall be entitled to make and retain a copy of any and all books and records delivered to Purchaser.

Section 8.10.  Decommissioning Work.

(a)  Devens Plant. Seller has entered into and pre-funded its obligations under a Contract with Clean Harbors, Inc. (“Clean Harbors” and such contract, the “Clean Harbors Contract”), a copy of which is attached here to as Schedule 8.10, pursuant to which Clean Harbors has agreed to perform certain decommissioning, removal and disposal services with respect to the Devens Plant in the scope and to the extent set forth in the Clean Harbors Contract for the benefit of Purchaser and Seller. Seller will sign any and all manifests, bills of lading or other similar documentation for the removal and disposal of solid and/or hazardous waste as the “generator” thereof, to the extent required by the Clean Harbors Contract.

(b)  Other Remaining Tangible Assets. Purchaser acknowledges that Seller has sold all Devens Tangible Assets (other than those set forth on Schedule I-A and the Other Remaining Tangible Assets) to third parties, and, until the Closing Date, Seller may sell the Other Remaining Tangible Assets to one or more third parties or otherwise may make arrangements to have such Other Remaining Tangible Assets removed from the Devens Plant. To the extent that, prior to the Closing Date, any Other Remaining Tangible Assets have not been sold to third parties or otherwise removed from the Devens Plant, Seller will enter into and fully prepay contracts with Clean Harbors and such other necessary third-party service providers, at Seller’s option, to either (x) decommission and rig such Other Remaining Tangible Assets so that Purchaser is able to move such assets within the Devens Plant and sell or otherwise dispose of such assets following the Closing or (y) dispose of such Other Remaining Tangible Assets. The services to be performed pursuant to such contracts, together with those performed under the Clean Harbors Contract, are referred to herein as the “Decommissioning Work”. Prior to the Closing, Seller will deliver to Purchaser a schedule reflecting: (i) by lot all Other Remaining Tangible Assets that have been sold to third parties and the identity thereof, (ii) the status and schedule of decommissioning and removal of such third-party purchased assets, (iii) by lot all Other Remaining Tangible Assets that have not be sold or removed, and (iv) the parties retained to perform the Decommissioning Work with respect to such assets and the anticipated schedule therefor. At the Closing, Purchaser will assume all contracts with respect to the Decommissioning Work, except that all costs and other liabilities arising thereunder will be solely for the account of Seller. Seller will use reasonable efforts to cause any third party service provider engaged to perform Decommissioning Work to execute retention agreements, in form and substance reasonably satisfactory to Purchaser, provided, that in no event shall Purchaser be entitled to object to Seller’s retention of any such service provider on terms acceptable to Seller.

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(c)  Decommissioning Escrow.

(i)  From the Decommissioning Escrow Amount held by the Escrow Agent, Purchaser will be entitled to:

(A)  reimbursement of any costs or other liabilities incurred by Purchaser related to the Decommissioning Work, to the extent not already required to be performed and prepaid under the contracts for the Decontamination Work;

(B)  any costs or other liabilities of Purchaser to retain third parties to perform services that would be considered Decommissioning Work if engaged by Seller pursuant to Section 8.10(b) to the extent Seller has failed to retain service providers to perform such Decommissioning Work;

(C)  reimbursement or payment of costs and expenses incurred to repair damage to the Devens Plant caused by equipment removal activities and/or the performance of the Decommissioning Work and to restore the Devens Plant following same, to the extent such costs and expenses, when added to the costs and expenses incurred by Purchaser for other similar work, exceed $250,000.00; provided, that (1) Purchaser and Seller shall inspect the Devens Facility on a weekly basis to agree, reasonably and in good faith, on which repairs or restoration under this clause (C) Seller shall be responsible; (2) Seller shall have been given an opportunity to conduct such repairs and restoration at its own expense without withdrawals from the Decommissioning Escrow Amount (using licensed contractors approved by Purchaser, such approval not to be unreasonably withheld); (3) in no event will such repairs or restoration relate to retrofitting the Devens Plant for new tenants; and (4) such costs and expenses relate to damage to or restoration of the Devens Plant caused by equipment removal activities and/or the performance of the Decommissioning Work after the Execution Date;

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(D)  a per diem charge of $6,666.67 per day from July 1, 2012 through the earlier to occur of the date the Decommissioning Work (or similar services that Purchaser engages) has been completed and July 31, 2012.

(ii)  From the Decommissioning Escrow Amount held by the Escrow Agent, prior to July 31, 2012, Seller will be entitled to:

(A)  reimbursement of any costs or other liabilities incurred by Seller related to the Decommissioning Work set forth on Schedule 3.1(c); provided, however, that such reimbursement shall not, when including any reduction of the Decommissioning Escrow Amount at Closing on account of Seller having prepaid certain contracts with respect to such work, exceed $550,000.00; and

(B)  payment of $250,000.00 upon completion and payment in full of the Clean Harbors Contract (other than any Decommissioning Work with respect to Clean Harbors described on Schedule 3.1(c)).

(iii)  The balance of the Decommissioning Escrow Amount (if any), after payment or reserve for all previously claimed amounts under this Section 8.10(c), shall be delivered to Seller following the earlier to occur of: (x) the completion of the Decommissioning Work and (y) July 31, 2012, but only if the Decommissioning Work has then been completed and the Devens Plant vacated by Seller, equipment purchasers, riggers and the like. If, by July 31, 2012, the Decommissioning Work is not completed and the Devens Plant vacated by Seller, equipment purchasers, riggers and the like, Purchaser shall be entitled to the remaining Decommissioning Escrow Amount after payment or reserve for all previously claimed amounts under this Section 8.10(c).

In the event either Purchaser or Seller incurs (or expects to incur) any liabilities for which it reasonably believes it is entitled to reimbursement pursuant to this Section 8.10(c), Purchaser or Seller (as the case may be) may deliver a written instruction for payment to the Escrow Agent with a copy to Seller or Purchaser (as the case may be), in accordance with the terms of the Escrow Agreement and such funds shall be released in accordance with the terms of the Escrow Agreement.

(d)  Post-Closing Access to Devens. Following the Closing through June 30, 2012, Purchaser will allow third party purchasers of Other Remaining Tangible Assets and their agents and designees reasonable access without charge to the Devens Plant during normal business hours (including on Saturdays) in order to permit such parties to remove the Other Remaining Tangible Assets that they have purchased and Purchaser will maintain utilities at the Devens Plant at customary levels to permit such purchasers to deinstall, decommission and remove the Other Remaining Tangible Assets they have purchased. Following June 30, 2012, Purchaser may seek reimbursement from such third-party purchasers of rent and other costs and expenses incurred in connection with the non-removal of such assets. In order to facilitate Purchaser’s performance of its obligations under this Section 8.10(d), Purchaser shall extend an offer of contract employment at least through June 30, 2012 to each of Seller’s employees working at the Devens Plant as of the Closing Date on terms reasonably similar (in the aggregate) to their current employment terms. In connection therewith, at Closing, Seller shall assign to Purchaser its rights to enforce the terms and conditions of equipment removal promulgated by Seller, including but not limited to removal deadlines with respect thereto. Purchaser will allow Seller reasonable access without charge to the Devens Plant during normal business hours in order to supervise removal of the Other Remaining Tangible Assets and the Decommissioning Work.

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(e)  Other Remaining Tangible Assets Sale Order. Seller will use commercially reasonable efforts to obtain a provision in the Sale Order declaring that any Other Remaining Tangible Assets remaining at the Devens Plant following the Closing to have been abandoned, other than those Other Remaining Tangible Assets identified as having been purchased by a third party on Seller’s schedule of assets delivered to Purchaser prior to the Closing pursuant to Section 8.10(b), and title to any such assets shall revert to Purchaser; provided, however, that, if the Bankruptcy Court does not approve such a provision in the Sale Order, (i) Seller shall have no further obligations with respect to the Other Remaining Tangible Assets remaining at the Devens Plant, other than as set forth in this Section 8.10, including appealing the Sale Order, and (ii) failure to obtain such a provision in the Sale Order shall not be deemed a breach of this Agreement.

Section 8.11.  Survival of Covenants. All covenants set forth in this Agreement shall survive the Closing, except that: (i) those covenants set forth in Sections 8.1-8.5 shall terminate as of the Closing; (ii) nothing in this Agreement shall be construed in any way as limiting Seller’s exercise of its fiduciary duties in the administration of the Bankruptcy Case or otherwise prohibit Seller from ceasing operations or winding up its affairs; and (iii) Seller’s liability under Section 8.10 shall be limited to the Decommissioning Escrow Amount from time to time held by the Escrow Agent.

ARTICLE IX.

Conditions

Section 9.1.  Conditions Precedent to Performance by Seller and Purchaser. The respective obligations of Seller and Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a)  Bankruptcy Matters. The Bankruptcy Court shall have entered the Sale Order in form and substance acceptable to Seller and to Purchaser in their reasonable discretion. The time for appeal of the Sale Order shall have expired, the Sale Order shall not be the subject of a pending appeal and the Sale Order shall not have been stayed, vacated, modified or supplemented without the prior written consent of Purchaser.

(b)  Other Regulatory Approvals. If applicable, any other Regulatory Approvals shall have been obtained.

(c)  No Order. No order, statute, rule, regulation, executive order, injunction, stay, decree, directive, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity that would (i) prevent the consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, nor shall any such order, statute, rule, regulation, executive order, injunction, stay, decree, directive, or restraining order be in effect. No Action shall be pending before any Governmental Entity or before any arbitral body wherein an unfavorable injunction, judgment, order, decree, ruling, directive or charge would (x) prevent consummation of any of the transactions contemplated by this Agreement or (y) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

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Section 9.2.  Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date, of the following conditions:

(a)  Material Adverse Effect; Supplements to Schedules. Since the Execution Date, there shall not have occurred and be continuing any Material Adverse Effect, nor shall there exist any supplements to the schedules to this Agreement to which Purchaser has provided written notice in accordance with Section 11.2 below.

(b)  Seller’s Representations and Warranties. The representations and warranties made by Seller in Article V shall be true and correct in all respects as of the Closing, in each case as though made at and as of such time (or, if made as of a specific date, at and as of such date), except to the extent such failures to be true and correct do not individually or in the aggregate constitute a Material Adverse Effect (except for representations and warranties which are qualified by “material” or “Material Adverse Effect”, which such representations and warranties shall be true and correct in all respects).

(c)  Seller’s Performance of Covenants. Seller shall not have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of Seller to be performed or complied with by them under this Agreement.

(d)  Certificate of Seller’s Officers. Purchaser shall have received from Seller a certificate, dated the Closing Date, duly executed by the Chief Executive Officer, and the Chief Financial Officers of Seller, reasonably satisfactory in form to Purchaser, to the effect of paragraph (a) through (c) above.

(e)  Consents, Approvals and Permits. All required consents and approvals shall have been obtained, except to the extent that the requirement for a particular consent or approval is rendered inapplicable by the Sale Order or other order of the Bankruptcy Court, if applicable. A copy of each such consent or approval referred to in this Section 9.2(e) shall have been provided to Purchaser at or prior to the Closing.

(f)  Conveyance Documents. Seller shall have duly executed and delivered to Purchaser the documents required to be delivered, as set forth in Section 4.2.

(g)  Fee Title to Devens Land; Satisfaction of Mass Dev Obligations. At the Closing, Mass Dev shall (i) convey good and marketable fee title, subject to Permitted Liens, to the Devens Land to the Purchaser Entity pursuant to the Real Property Deed, (ii) at Purchaser’s election and sole cost and expense, deliver an owner’s title insurance policy, in effect as of the Closing Date, issued by Fidelity National Title Insurance Company or one of its affiliates, on an ALTA 2006 form or other form reasonably satisfactory to Purchaser, insuring Purchaser’s fee simple title to Devens Land, subject to the Permitted Liens; and (iii) have satisfied its other obligations under the Settlement Agreement, to which Purchaser and its Affiliates shall be a designated third party beneficiaries.

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Section 9.3.  Conditions to Obligations of Seller. The obligations of Seller to consummate the Closing shall be subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date, of the following conditions:

(a)  Representations and Warranties. All representations and warranties made by Purchaser in Article VI of this Agreement shall be true and correct in all respects on and as of the Closing Date as if again made by Purchaser on and as of such date (or, if made as of a specific date, at and as of such date) except to the extent such failures to be true and correct do not individually or in the aggregate constitute a Purchaser Material Adverse Effect (except for such representations and warranties which are qualified by “material” or “Purchaser Material Adverse Effect”, which such representations and warranties shall be true and correct in all respects).

(b)  Consents, Approvals and Permits. All consents and approvals of any Person shall have been obtained, except to the extent that the requirement for a particular consent or approval is rendered inapplicable by the Sale Order or other order of the Bankruptcy Court. A copy of each such consent or approval shall have been provided to Purchaser at or prior to the Closing.

(c)  Performance of the Obligations of Purchaser. Purchaser shall have performed in all material respects all material obligations required under this Agreement to be performed by it on or before the Closing Date (except with respect to the obligation to pay the Purchase Price in accordance with the terms of this Agreement, which obligation shall be performed in all respects as required under this Agreement), and Seller shall have received a certificate dated as of the Closing Date and signed by the authorized representative of Purchaser to that effect.

(d)  Purchaser’s Deliveries. Purchaser shall have delivered, and Seller shall have received, all of the items set forth in Section 4.3 of this Agreement.

(e)  Secretary’s Certificate. Purchaser shall have delivered to Seller a duly executed certificate by the Secretary or managing member of Purchaser, certifying as to Purchaser’s Organizational Documents and certificate of good standing, resolutions electing the directors to the board of directors of Purchaser and other customary matters.

(f)  Settlement Agreement. The Settlement Agreement shall be effective and shall not have been terminated or breached by Mass Dev.

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ARTICLE X.

Termination

Section 10.1.  Termination. This Agreement may be terminated or abandoned in its entirety at any time prior to the Closing Date as follows:

(a)  By the mutual written consent of Purchaser and Seller;

(b)  By either Purchaser or Seller upon written notice given to the other, if the Bankruptcy Court or any other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts to prevent the entry of and remove), which permanently restrains, enjoins or otherwise prohibits the consummation of the Transactions and such order, decree, ruling or other action shall have become final and non-appealable;

(c)  By Seller upon written notice given to Purchaser, (i) subject to clause (ii) below, if Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (x) would result in a failure of a condition set forth in Section 9.3 and (y) cannot be cured within ten Business Days after Seller provides written notice to Purchaser of such breach or (ii) if the Closing has not occurred on or prior to April 12, 2012 or such date that the Devens Lease is deemed to have been rejected in the Bankruptcy Case.

(d)  By Purchaser upon written notice given to Seller:

(i)  if Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (x) would result in a failure of a condition set forth in Section 9.2 and (y) cannot be cured within ten Business Days after Purchaser provides written notice to Seller of such breach; or

(ii)  if the Sale Order has been revoked, rescinded or modified in any material respect and the order revoking, rescinding or modifying such order(s) shall not be reversed or vacated within three days after the entry thereof; provided, that Purchaser shall have the right to designate any later date for this purpose in its sole discretion; or

(iii)  if the conditions set forth in Sections 9.1 and 9.2 have not been satisfied in full on or before May 31, 2012.

Any party seeking to invoke its rights to terminate this Agreement shall give written notice thereof to the other party or parties specifying the provision hereof pursuant to which such termination is made and the effective date of such termination being the date of such notice.

Section 10.2.  Effect of Termination. If this Agreement is terminated by either party in accordance with and pursuant to Section 10.1, then, except as otherwise provided in Section 10.3, all rights and obligations of the parties under this Agreement shall terminate; provided, however, that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination.

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Section 10.3.  Payment of Deposit Following Termination.

(a)  If this Agreement is properly terminated pursuant to Sections 10.1(a), 10.1(b), or 10.1(d), within two Business Days following such termination, Seller will execute a joint written instruction with Purchaser instructing the Escrow Agent to return the Deposit (and all interest accrued thereon) to Purchaser.

(b)  If this Agreement is properly terminated pursuant to Section 10.1(c), within two Business Days following such termination, Purchaser will execute a joint written instruction with Seller instructing the Escrow Agent to pay the Deposit (and all interest accrued thereon) to Seller; provided, that the conditions set forth in Sections 9.1 and 9.2 have either been satisfied or are capable of being satisfied prior to such termination.

(c)  The parties acknowledge that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and without these agreements neither Seller nor Purchaser would enter into this Agreement.

ARTICLE XI.

Miscellaneous

Section 11.1.  Survival of Covenants, Representations and Warranties. The representations and warranties set forth in Article V and Article VI shall not survive the Closing Date; provided, however, that all covenants and agreements in this Agreement shall survive the Closing Date and remain in full force and effect indefinitely, unless otherwise specified therein.

Section 11.2.  Schedule Supplements. From time to time prior to the Closing, Seller shall, by written notice to Purchaser, supplement or amend the schedules to this Agreement with respect to any matter that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the schedules hereto. Such schedules shall be deemed amended by all such supplements and amendments for all purposes (except for purposes of determining whether the conditions set forth in Section 9.2(b) of the Agreement have been satisfied), unless within ten days from the receipt of such supplement or amendment Purchaser provides notice in good faith that the facts described in such supplement or amendment would reasonably be expected to have a Material Adverse Effect on the Devens Acquired Assets.

Section 11.3.  Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 11.4.  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses:

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If to Seller:	Evergreen Solar, Inc.
c/o Bingham McCutchen, LLP
One Federal Street
Boston, MA 02110
Attn: J. Q. Newton Davis, Esq.
Telephone: 617.951.8383
Facsimile: 617.951.8736

with a copy to:	Ronald J. Silverman, Esq.
Bingham McCutchen, LLP
399 Park Avenue
New York, New York 10022-4689
Telephone: 212.705.7000
Facsimile: 212.752.5378

and to:	Laura Davis Jones, Esq.
Pachulski Stang Ziehl & Jones LLP
919 North Market Street, 17th Floor
Wilmington, DE 19899-8705 (courier 19801)
Telephone: 302.778.6401
Facsimile: 302.652.4400

If to Purchaser:	Hackman Capital Acquisition Company, LLC
11111 Santa Monica Boulevard, Suite 750
Los Angeles, California 90025
Attn: Michael D. Hackman
Telephone: 310. 473.8900, ext. 100
Facsimile: 310.473.8827

with a copy to:	Calare Properties, Inc.
43 Broad Street
Hudson, Massachusetts 01749
Attention: William L. Manley
Telephone: 978.568.0100, ext. 102
Facsimile: 978.234.9112

with a copy to:	John A. Rosenfeld, Esq.
John A. Rosenfeld, a professional corporation
Post Office Box 1308 (mail)
120 N. Topanga Canyon Boulevard, Suite 203 (deliveries)
Topanga, California 90025
Telephone: 310.455.9718
Facsimile: 310.455.9768

and to:	William R. Moorman, Jr., Esq.
Craig and Macauley
Professional Corporation
Federal Reserve Plaza
600 Atlantic Avenue
Boston, Massachusetts 02210
Telephone: 617.367.9500
Facsimile: 617.742.1788

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or to such other address as a party may from time to time designate in writing in accordance with this Section 11.4. Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received (i) on the Business Day it is sent, if sent by personal delivery or telecopy, or (ii) on the first Business Day after sending, if sent by overnight delivery, properly addressed and prepaid or (iii) upon receipt, if sent by mail (regular, certified or registered); provided, however, that notice of change of address shall be effective only upon receipt. The parties agree that delivery of process or other papers in connection with any such action or proceeding in the manner provided in this Section 11.4, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

Section 11.5.  Counterparts. This Agreement may be executed by facsimile or PDF signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party.

Section 11.6.  Mutual Drafting. This Agreement is the result of the joint efforts of Purchaser and Seller, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there is to be no construction against either party based on any presumption of that party’s involvement in the drafting thereof.

Section 11.7.  Entire Agreement; Third Party Beneficiaries. This Agreement and the schedules, annexes, and exhibits hereto, the Ancillary Agreements, and the Confidentiality Agreement (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof, and (ii) are not intended to confer upon any Person other than the parties hereto and thereto any rights, obligations or remedies hereunder; provided, that (x) Affiliates and representatives of each party are express third-party beneficiaries of Section 11.15 and this Section 11.7 and (y) Mass Dev and the Devens Enterprise Commission of Devens, Massachusetts are express third-party beneficiaries of Section 8.8(c).

Section 11.8.  Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

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Section 11.9.  Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE.

Section 11.10.  Exclusive Jurisdiction. All actions and proceedings arising out of or relating to this Agreement, including the resolution of any and all disputes hereunder, shall be heard and determined in the Bankruptcy Court, and the Parties to this Agreement hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. If the Bankruptcy Court does not have or declines to exercise subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, then each party (i) agrees that all such actions or proceedings shall be heard and determined in federal court of the United States for the District of Massachusetts, (ii) irrevocably submits to the jurisdiction of such courts in any such action or proceeding, (iii) consents that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court, and (iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.4 (provided, that nothing herein shall affect the right to effect service of process in any other manner permitted by Massachusetts law).

Section 11.11.  Remedies. Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Seller or Purchaser in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

Section 11.12.  Liquidated Damages.

(a)  DEFAULT OF PURCHASER. PURCHASER AND SELLER AGREE THAT IF THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT FAILS TO OCCUR BY REASON OF A FAILURE OF PURCHASER TO CONSUMMATE THE TRANSACTION ON THE CLOSING DATE IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, THEN SELLER WILL BE DAMAGED AND WILL BE ENTITLED TO COMPENSATION FOR THESE DAMAGES, BUT THAT SUCH DAMAGES WILL BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN FOR THE FOLLOWING REASONS: (1) THE DAMAGES TO WHICH SELLER WOULD BE ENTITLED IN A COURT OF LAW WILL BE BASED ON THE DIFFERENCE BETWEEN THE ACTUAL VALUE OF THE PROPERTY AT THE TIME SET FOR THE CLOSE OF ESCROW AND THE PURCHASE PRICE FOR THE PROPERTY AS SET FORTH IN THIS AGREEMENT; (2) PROOF OF THE AMOUNT OF THESE DAMAGES WILL BE BASED ON OPINIONS OF THE VALUE OF THE PROPERTY, WHICH CAN VARY IN SIGNIFICANT AMOUNTS; AND (3) IT IS IMPOSSIBLE TO PREDICT AS OF THE DATE ON WHICH THIS AGREEMENT IS ENTERED INTO WHETHER THE VALUE OF THE PROPERTY WILL INCREASE OR DECREASE AS OF THE DATE SET FOR THE CLOSE OF ESCROW, AND PURCHASER DESIRES TO LIMIT THE AMOUNT OF DAMAGES FOR WHICH PURCHASER MIGHT BE LIABLE SHOULD PURCHASER BREACH THIS AGREEMENT. IN ADDITION, BOTH PURCHASER AND SELLER WISH TO AVOID THE COSTS AND LENGTHY DELAYS WHICH WOULD RESULT IF SELLER FILED A LAWSUIT TO SEEK TO ASCERTAIN ITS DAMAGES FOR A BREACH OF THIS AGREEMENT. THEREFORE, PURCHASER AND SELLER HEREBY AGREE THAT IN THE EVENT THE CLOSING SHALL FAIL TO OCCUR BY REASON OF A DEFAULT OR BREACH OF THIS AGREEMENT BY PURCHASER, SELLER SHALL BE ENTITLED TO RETAIN THE ENTIRE DEPOSIT INCLUDING ALL INTEREST EARNED THEREON AS A REASONABLE ESTIMATE OF SELLER’S DAMAGES. IT IS AGREED THAT SELLER’S SOLE AND EXCLUSIVE REMEDY IN THE EVENT THE CLOSING SHALL FAIL TO OCCUR BY REASON OF PURCHASER’S DEFAULT SHALL BE THE RETENTION OF THE ENTIRE DEPOSIT AND ALL INTEREST EARNED THEREON AS LIQUIDATED DAMAGES.

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/s/ MDH	PURCHASER’S INITIALS	/s/ CME	SELLER’S INITIALS

(b)  Nothing in this Section 11.12 shall limit the rights of Purchaser to seek or obtain enforcement of the Sale Order after the entry of such orders or of this Agreement.

Section 11.13.  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other party; provided, that no such prior written consent shall be required for (a) an assignment by Purchaser to any of its Affiliates, so long as Purchaser remains liable hereunder, (b) an assignment by Purchaser of its rights and interests hereunder after the Closing to any lender to Purchaser for purposes of collateral security, or (c) an assignment by Purchaser of its rights and interests hereunder after the Closing to any purchaser of all or any portion of its assets or businesses. Subject to the first sentence of this Section 11.13, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Purchaser hereby advises Seller that it nominates its Affiliate, 112 Barnum Road, LLC, a Delaware limited liability company (the “Purchaser Entity”), to take title to the Devens Acquired Assets at the Closing and, in connection therewith, that at the Closing it shall assign its rights and interest, and delegate its obligations, under this Agreement to the Purchaser Entity.

Section 11.14.  Headings. The article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.15.  No Consequential or Punitive Damages. WITHOUT LIMITING ANY RIGHTS OF ANY PARTY TO RECEIVE PAYMENT OF THE DEPOSIT IN ACCORDANCE WITH SECTION 10.3, NO PARTY (OR ITS AFFILIATES OR REPRESENTATIVES) SHALL, UNDER ANY CIRCUMSTANCE, BE LIABLE TO THE OTHER PARTY (OR ITS AFFILIATES OR REPRESENTATIVES) FOR ANY CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES CLAIMED BY SUCH OTHER PARTY UNDER THE TERMS OF OR DUE TO ANY BREACH OF THIS AGREEMENT, INCLUDING LOSS OF REVENUE OR INCOME, DAMAGES BASED ON ANY MULTIPLIER OF PROFITS OR OTHER VALUATION METRIC, COST OF CAPITAL, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY.

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Section 11.16.  Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Affiliate” has the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

“Agreement” has the meaning set forth in the preamble.

“Allocation Statement” has the meaning set forth in Section 3.2.

“Ancillary Agreements” means the Conveyance Documents, the Sale Order, and, in the case of each of the foregoing, all exhibits and appendices thereto.

“Applicable Law” means any law, regulation, rule, order, judgment, guideline or decree to which any Devens Acquired Asset, or Seller, is subject.

“Assets” means assets, properties, rights, interests, claims, contracts, and businesses of every kind, type, character and description, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent, liquidated or unliquidated, whether owned, leased or licensed and wherever located, and all rents, issues, profits, royalties, entitlements, products and proceeds of any of the foregoing.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bankruptcy Case” has the meaning set forth in Recital A.

“Bankruptcy Code” has the meaning set forth in Recital A.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“Bill of Sale” means the bill of sale substantially in the form attached as Exhibit B-3.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York are authorized or obligated by Applicable Law or executive order to close or are otherwise generally closed.

“Cash and Cash Equivalents” means (a) cash; (b) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof, maturing within one year from the date of issuance; (c) certificates of deposit, time deposits, eurodollar time deposits, deposit accounts or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank; (d) commercial paper of an issuer and maturing within six months from the date of acquisition; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any non-United States government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or non-United States government (as the case may be); (f) eurodollar time deposits having a maturity not in excess of 180 days to final maturity; (g) any other investment in United States Dollars which has no more than 180 days to final maturity; or (h) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition.

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“Clean Harbors” has the meaning set forth in Section 8.10(a).

“Clean Harbors Contract” has the meaning set forth in Section 8.10(a).

“Closing” means the consummation of all transactions contemplated in this Agreement.

“Closing Date” has the meaning set forth in Section 4.1(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written agreement, contract, lease, license, consensual obligation, promise or undertaking.

“Contract & Cure Schedule” has the meaning set forth in Section 2.5(a).

“Conveyance Documents” means (a) the Real Property Deed; (b) the Devens Facility Deed; (c) the Bill of Sale; (d) all documents of title and instruments of conveyance necessary to Transfer record and/or beneficial ownership to Purchaser of Devens Acquired Assets composed of automobiles, trucks, or other vehicles, trailers, and any other property owned by Seller which requires execution, endorsement and/or delivery of a certificate of title or other document in order to vest record or beneficial ownership thereof in Purchaser; and (e) all such other documents of title, customary title insurance affidavits, deeds, endorsements, assignments and other instruments of conveyance or Transfer as, in the reasonable opinion of Purchaser’s counsel, are necessary or appropriate to vest in Purchaser good and marketable title to any Devens Acquired Assets, subject to Permitted Liens.

“Cure Costs” means the amounts that must be paid, if any, in connection with the assumption and assignment of each Designated Contract pursuant to section 365(b)(1)(A) and section 365(b)(1)(B) of the Bankruptcy Code.

“Decommissioning Escrow Amount” has the meaning set forth in Section 3.1(c).

“Decommissioning Work” has the meaning set forth in Section 8.10(b).

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“Deposit” has the meaning set forth in Section 3.1(a).

“Designated Contracts” means all Contracts set forth on the final Contract & Cure Schedule.

“Devens Acquired Assets” has the meaning set forth in Section 2.1(b).

“Devens Contracts” means those Contracts set forth on the Contract & Cure Schedule.

“Devens Facility Deed” means a deed substantially in the form attached as Exhibit B-2.

“Devens Land” means that certain parcel of land consisting of approximately 23.11 acres located at 114 Barnum Road, Devens, Massachusetts that is subject to the Devens Lease.

“Devens Lease” means that certain Ground Lease, dated as of November 20, 2007, between Seller and Mass Dev, as amended by the First Amendment to Ground Lease, dated as of June 10, 2010.

“Devens Plant” means (i) the buildings and all other improvements owned by Seller located on the Devens Land, including manufacturing, warehouse and office space comprising approximately 458,000 square feet; and (ii) all fixtures owned by Seller that are attached or appurtenant to the Devens Plant.

“Devens Tangible Assets” means the tangible personal property of Seller located at the Devens Plant or on the Devens Land, including all manufacturing, laboratory, and test equipment, all furniture, vehicles, solar demonstration equipment, office equipment, cafeteria equipment, tables, and other equipment or tangible personal property of any kind, but excluding all Inventory on hand at the Devens Plant, including supplies, raw materials and work in process, spare parts, maintenance supplies, gases, fluids, and any demo panels and finished goods, if any.

“Easements” has the meaning set forth in Section 5.2(a).

“Environmental Claim” shall mean all Liabilities, including those for investigatory, remedial, or corrective actions, imposed, incurred or arising from or under any Environmental Law or resulting from the presence of any Hazardous Material.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance or promulgated rule, regulation, code or directive, any duties imposed under common law, any judicial or administrative decree, order or judgment (whether or not by consent), any request or demand from a Governmental Entity which request or demand is currently uncontested by Seller, or any provision or condition of any permit, license or other operating authorization relating to (i) the protection of the environment or human, worker or public health and welfare, or the protection of the health and safety of any workers, employees, and the public or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling or actual or potential release, discharge or emission of any Hazardous Material, including but not limited to the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the River and Harbor Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Toxic Substances Control Act, the Federal Mine Safety and Health Act, the Occupational Safety and Health Act, and any state or local law, ordinance, rule, regulation, code or directive regulating the same or similar matters.

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“Environmental Permits” shall mean any and all Permits issued in accordance with or pursuant to any Environmental Law.

“Escrow Agent” has the meaning set forth in Section 3.1(a).

“Escrow Agreement” has the meaning set forth in Section 3.1(a).

“Execution Date” has the meaning set forth in the preamble hereof.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any foreign, national, federal, state, municipal, local, provincial, territorial, government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal, including any United States or other such entity anywhere in the world.

“Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to: (i) petroleum, asbestos, or polychlorinated biphenyls; and (ii) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan.

“Indebtedness” means, at any time and with respect to any Person: (a) all indebtedness of such Person for borrowed money; (b) all indebtedness of such Person for the deferred purchase price of property or services (other than trade payables, other expense accruals and deferred compensation items arising in the ordinary course of business, consistent with past practice); (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business in respect of which such Person’s liability remains contingent); (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded; (f) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities; (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss in respect of such Indebtedness; and (h) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

35

“Instrument of Assumption” means the instrument of assumption substantially in the form attached as Exhibit C.

“Inventory” means all inventory, supplies, finished goods, works in process, goods-in-transit, packaging materials and other consumables of Seller.

“IRS” means the United States Internal Revenue Service.

“Knowledge” as applied to Seller, means that Christian Ehrbar, who, as of the Execution Date, is Seller’s Chief Executive Officer, is actually aware of a particular fact; and as applied to Purchaser, means Michael D. Hackman or Bill Manley, the authorized representatives of the Purchaser Entity, is actually aware of a particular fact.

“Liabilities” means all Indebtedness, claims, Liens, demands, expenses, commitments and obligations (whether accrued or not, known or unknown, disclosed or undisclosed, matured or unmatured, fixed or contingent, asserted or unasserted, liquidated or unliquidated, arising prior to, at or after the commencement of the Bankruptcy Case) of or against Seller, its Subsidiaries or any of the Devens Acquired Assets.

“Lien” means, with respect to any asset, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code as in effect from time to time in the State of Delaware or comparable law of any jurisdiction) and, in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Mass Dev” shall have the meaning set forth in Recital C.

“Material Adverse Effect” means any change, effect, event or condition that has had or would reasonably be expected to have (i) a material adverse effect on the value of the Devens Acquired Assets taken as a whole or (ii) a material adverse effect on the ability of Seller to consummate the Transactions; provided, that the following shall not constitute a Material Adverse Effect and shall not be taken into account in determining whether or not there has been or would reasonably be expected to be a Material Adverse Effect: (A) changes in general economic conditions or securities or financial markets in general that do not have a disproportionate effect on the Devens Acquired Assets (relative to the effect on other Persons operating in the same industry as Seller), (B) changes in the industry in which Seller operates and that do not specifically relate to, or have a disproportionate effect on, the Devens Acquired Assets (relative to the effect on other Persons operating in the same industry as Seller), (C) changes in Applicable Law or interpretations thereof by any Governmental Entity that do not have a disproportionate effect on the Devens Acquired Assets (relative to the effect on other Persons operating in the same industry as Seller), (D) any outbreak or escalation of hostilities or war (whether declared or not declared) or any act of terrorism that does not have a disproportionate effect on the Devens Acquired Assets (relative to the effect on other Persons operating in the same industry as Seller), (E) changes to the extent resulting from the announcement or the existence of, or compliance with, this Agreement and the Transactions (including any lawsuit related thereto), and the impact on relationships with suppliers, customers, employees or others, as a result of this Agreement and/or the Transactions, (F) any changes in accounting regulations or principles that does not have a disproportionate effect on the Devens Acquired Assets (relative to the effect on other Persons operating in the same industry as Seller), (G) any change in the market price or trading volumes of securities of Seller (it being understood for the purposes of this subclause (G) that any facts underlying such change that are not otherwise covered by the immediately preceding clauses (A) through (F) may be taken into account in determining whether or not there has been a Material Adverse Effect), and (H) any changes resulting from actions of Seller expressly agreed to or requested in writing by Purchaser or as a result of initiating the Bankruptcy Case and any action taken by the Bankruptcy Court.

36

“Other Remaining Tangible Assets” has the meaning set forth in Section 2.1(b).

“Organizational Documents” means with respect to any Person, its certificate of incorporation, formation or organization (or comparable) document, its by-laws, partnership agreement or any certificate of formation, limited liability company agreement or operating agreement, or any other similar organizational instrument or document governing such Person or applicable to ownership.

“Permits” means permits, certificates, licenses, filings, approvals and other authorizations of any Governmental Entity.

“Permitted Liens” means (i) Liens for utilities and current Taxes not yet due and payable; (ii) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the Devens Acquired Assets which do not, individually or in the aggregate, adversely affect in any material respect the operation or ownership of the Devens Acquired Assets, (iii) except as otherwise expressly provided in this Agreement, zoning laws, building codes, land use restrictions and other similar restrictions imposed by Applicable Law (but not restrictions arising from a violation by Seller of any such Applicable Law), (iv) such other title exceptions or imperfections of title as Purchaser may approve in writing in its sole discretion or which do not, individually or in the aggregate, adversely affect the operation of the Devens Acquired Assets, (v) any Liabilities created by this Agreement or any of the Ancillary Agreements, and (vi) in addition to clauses (i) through (v) above, in respect of the Devens Acquired Assets, the “Permitted Encumbrances”, “Reserved Easements” and other matters set forth in Section 1.1 of the Devens Lease and the “Permitted Encumbrances” as defined in Exhibit G to the Devens Lease.

37

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, Governmental Entity or other entity.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the preamble hereof.

“Purchaser Entity” has the meaning set forth in Section 11.13.

“Purchaser Material Adverse Effect” means a material adverse effect on the business, assets, operations, results of operations or financial condition of Purchaser or on Purchaser’s ability to consummate the Transactions or delay the same in any material respect.

“Real Property” has the meaning set forth in Section 5.2(a).

“Real Property Deed” means a deed substantially in the form attached as Exhibit B-1.

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made), waivers, early termination authorizations, clearances or written confirmation of no intention to initiate legal proceedings from Governmental Entities.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) into the indoor or outdoor environment, including the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Retained Assets” has the meaning set forth in Section 2.2.

“Retained Liabilities” has the meaning set forth in Section 2.4.

“Sale Order” means an order of the Bankruptcy Court approving the Agreement and consummation of the Transactions under sections 105, 363 and 365 of the Bankruptcy Code, as contemplated by Article VII.

“Seller” each has the meaning set forth in the preamble hereof.

“Seller Permits” has the meaning set forth in Section 5.9(b).

“Settlement Agreement” shall have the meaning set forth in Recital C.

“Straddle Period” has the meaning set forth in Section 8.8(c).

38

“Subsidiary” means, with respect to any Person, any corporation, association trust, limited liability company, partnership, joint venture or other business association or entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by such Person or (ii) with respect to which such Person possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management.

“Tax” or “Taxes” means any and all United States federal, state, local or non-United States taxes, fees, levies, duties, tariffs, imposts, and other similar charges on or with respect to net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, or windfall profit tax, customs duties, value added or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax.

“Tax Authority” means any Governmental Entity with responsibility for, and competent to impose, collect or administer, any form of Tax.

“Tax Return” means any return, claim, election, information return, declaration, report, statement, schedule, or other document required to be filed in respect of Taxes and amended Tax Returns and claims for refund.

“TIF” means the First Amended and Restated Tax Increment Financing Agreement, by and between Seller and Mass Dev, dated as of November 20, 2007, as amended.

“Transactions” means all the transactions provided for or contemplated by this Agreement and/or the Ancillary Agreements.

“Transfer” means sell, convey, assign, transfer and deliver, and “Transferable” shall have a corollary meaning.

“Transfer Taxes” means all goods and services, harmonized sales, excise, sales, use, transfer, stamp, stamp duty, recording, value added, gross receipts, documentary, filing, and all other similar Taxes or duties, fees or other like charges, however denominated (including any real property transfer taxes and conveyance and recording fees and notarial fees), in each case including interest, penalties or additions attributable thereto whether or not disputed, arising out of or in connection with the Transactions, regardless of whether the Governmental Entity seeks to collect the Transfer Tax from Seller or Purchasers.

Section 11.17.  Bulk Transfer Notices. Seller and Purchaser hereby waive compliance with any bulk transfer provisions of the Uniform Commercial Code (or any similar Applicable Law), to the extent not repealed in any applicable jurisdiction, in connection with this Agreement and the Transactions.

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Section 11.18.  Interpretation.

(a)  When a reference is made in this Agreement to a Section, Article, subsection, paragraph, item or Exhibit, such reference shall be to a Section, Article, subsection, paragraph, item or Exhibit of this Agreement unless clearly indicated to the contrary.

(b)  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c)  The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)  A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f)  A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)  References to $ are to United States Dollars.

(h)  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[Remainder of page intentionally left blank]

40

IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

SELLER:

EVERGREEN SOLAR, INC.

By:	/s/ Christian Ehrbar
Name: Christian Ehrbar
Title: President and Chief Executive Officer

PURCHASER:

HACKMAN CAPITAL ACQUISITION COMPANY, LLC

By:	/s/ Michael D. Hackman
Name: Michael D. Hackman
Title: Authorized Representative

41

Exhibit A

Escrow Agreement

Citibank Preferred Custody Services

Agreement

Between

Citibank, N. A.

as "Escrow Agent"

and

Evergreen Solar, Inc.

 (Party "A")

and

Hackman Capital Acquisition Company, LLC

(Party "B")

25D082388768

(Account Number)

Citibank Escrow Agent Custody Account

THIS ESCROW AGREEMENT is made this [__]th day of March, 2012 between/among Evergreen Solar, Inc. (“Party A” herein), Hackman Capital Acquisition Company, LLC (the “Party B” herein), and CITIBANK, N.A. (the “Escrow Agent” herein).

The above-named parties appoint said Escrow Agent with the duties and responsibilities and upon the terms and conditions provided in Schedule A annexed hereto and made apart hereof.

ARTICLE FIRST: The above-named parties agree that the following provisions shall control with respect to the rights, duties, liabilities, privileges and immunities of the Escrow Agent:

a)	The Escrow Agent shall neither be responsible for or under, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document executed between/among the parties hereto, except as may be specifically provided in Schedule A annexed hereto. This Agreement sets forth all of the obligations of the Escrow Agent, and no additional obligations shall be implied from the terms of this Agreement or any other agreement, instrument or document.

b)	The Escrow Agent may act in reliance upon any instructions, notice, certification, demand, consent, authorization, receipt, power of attorney or other writing delivered to it by any other party without being required to determine the authenticity or validity thereof or the correctness of any fact stated therein, the propriety or validity of the service thereof, or the jurisdiction of the court issuing any judgement or order. The Escrow Agent may act in reliance upon any signature believed by it to be genuine, and may assume that such person has been properly authorized to do so.

c)	Each of the parties, jointly and severally, agrees to reimburse the Escrow Agent on demand for, and to indemnify and hold the Escrow Agent harmless against and with respect to, any and all loss, liability, damage or expense (including, but without limitation, attorneys' fees, costs and disbursements) that the Escrow Agent may suffer or incur in connection with this Agreement and its performance hereunder or in connection herewith, except to the extent such loss, liability, damage or expense arises from its willful misconduct or gross negligence as adjudicated by a court of competent jurisdiction. The Escrow Agent shall have the further right at any time and from time to time to charge, and reimburse itself from, the property held in escrow hereunder.

d)	The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel. Each of the parties, jointly and severally, agrees to reimburse the Escrow Agent on demand for such legal fees, disbursements and expenses and in addition, the Escrow Agent shall have the right to reimburse itself for such fees, disbursements and expenses from the property held in escrow hereunder.

e)	The Escrow Agent shall be under no duty to give the property held in escrow by it hereunder any greater degree of care than it gives its own similar property.

f)	The Escrow Agent shall invest the property held in escrow in such a manner as directed in Schedule A annexed hereto, which may include deposits in Citibank and mutual funds advised, serviced or made available by Citibank or its affiliates even though Citibank or its affiliates may receive a benefit or profit therefrom. The Escrow Agent and any of its affiliates are authorized to act as counterparty, principal, agent, broker or dealer while purchasing or selling investments as specified herein. The Escrow Agent and its affiliates are authorized to receive, directly or indirectly, fees or other profits or benefits for each service, task or function performed, in addition to any fees as specified in Schedule B hereof, without any requirement for special accounting related thereto.

Citibank Preferred Custody Services – Escrow Agent Agreement	Page 2

The parties to this agreement acknowledge that non-deposit investment products are not obligations of, or guaranteed, by Citibank/Citigroup nor any of its affiliates; are not FDIC insured; and are subject to investment risks, including the possible loss of principal amount invested. Only deposits in the United States are subject to FDIC insurance.

g)	The Escrow Agent shall have no obligation to invest or reinvest the property held in escrow if all or a portion of such property is deposited with the Escrow Agent after 11:00 AM Eastern Time on the day of deposit. Instructions to invest or reinvest that are received after 11:00 AM Eastern Time will be treated as if received on the following business day in New York. The Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to distribute amounts from the escrow property pursuant to the terms of this Agreement. Requests or instructions received after 11:00 AM Eastern Time by the Escrow Agent to liquidate all or any portion of the escrowed property will be treated as if received on the following business day in New York. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the escrowed property, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the escrowed property in accordance with the terms, and subject to the conditions of this Agreement.

h)	In the event of any disagreement between/among any of the parties to this agreement, or between/among them or either or any of them and any other person, resulting in adverse claims or demands being made in connection with the subject matter of the Escrow, or in the event that the Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. The Escrow Agent shall have the option, after 30 calendar days’ notice to the other parties of its intention to do so, to file an action in interpleader requiring the parties to answer and litigate any claims and rights among themselves. The rights of the Escrow Agent under this paragraph are cumulative of all other rights which it may have by law or otherwise.

i)	The Escrow Agent is authorized, for any securities at any time held hereunder, to register such securities in the name of its nominee(s) or the nominees of any securities depository, and such nominee(s) may sign the name of any of the parties hereto to whom or to which such securities belong and guarantee such signature in order to transfer securities or certify ownership thereof to tax or other governmental authorities.

j)	Notice to the parties shall be given as provided in Schedule A annexed hereto.

ARTICLE SECOND: The Escrow Agent shall make payments of income earned on the escrowed property as provided in Schedule A annexed hereto. Each such payee shall provide to the Escrow Agent an appropriate W-9 form for tax identification number certification or a W-8 form for non-resident alien certification. The Escrow Agent shall be responsible only for income reporting to the Internal Revenue Service with respect to income earned on the escrowed property.

ARTICLE THIRD: The Escrow Agent may, in its sole discretion, resign and terminate its position hereunder at any time following 30 calendar days' written notice to the parties to the Escrow Agreement herein. Any such resignation shall terminate all obligations and duties of the Escrow Agent hereunder. On the effective date of such resignation, the Escrow Agent shall deliver this Escrow Agreement together with any and all related instruments or documents to any successor Escrow Agent agreeable to the parties, subject to this Escrow Agreement herein. If a successor Escrow Agent has not been appointed prior to the expiration of 30 calendar days following the date of the notice of such resignation, the then acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent, or other appropriate relief. Any such resulting appointment shall be binding upon all of the parties to this Agreement.

Citibank Preferred Custody Services – Escrow Agent Agreement	Page 3

ARTICLE FOURTH: The Escrow Agent shall receive the fees provided in Schedule B annexed hereto. In the event that such fees are not paid to the Escrow Agent within 30 calendar days of presentment to the party responsible for such fees as set forth in said Schedule B, then the Escrow Agent may pay itself such fees from the property held in escrow hereunder. Once fees have been paid, no recapture or rebate will be made by the Escrow Agent.

ARTICLE FIFTH: Any modification of this Agreement or any additional obligations assumed by any party hereto shall be binding only if evidenced by a writing signed by each of the parties hereto.

ARTICLE SIXTH: In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call back to the person or persons designated in Schedule A annexed hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties agree to notify the Escrow Agent of any errors, delays or other problems within 30 calendar days after receiving notification that a transaction has been executed. If it is determined that the transaction was delayed or erroneously executed as a result of the Escrow Agent's error, the Escrow Agent's sole obligation is to pay or refund such amounts as may be required by applicable law. In no event shall the Escrow Agent be responsible for any incidental or consequential damages or expenses in connection with the instruction. Any claim for interest payable will be at the Escrow Agent's published savings account rate in effect in New York, New York.

ARTICLE SEVENTH: This Agreement shall be governed by the law of the State of New York in all respects. The parties hereto irrevocably and unconditionally submit to the jurisdiction of a federal or state court located in the Borough of Manhattan, City, County and State of New York, in connection with any proceedings commenced regarding this Escrow Agreement, including but not limited to, any interpleader proceeding or proceeding for the appointment of a successor escrow agent the Escrow Agent may commence pursuant to this Agreement, and all parties irrevocably submit to the jurisdiction of such courts for the determination of all issues in such proceedings, without regard to any principles of conflicts of laws, and irrevocably waive any objection to venue of inconvenient forum.

Citibank Preferred Custody Services – Escrow Agent Agreement	Page 4

ARTICLE EIGHTH: This Agreement may be executed in one or more counterparts, each of which counterparts shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Facsimile signatures on counterparts of this Agreement shall be deemed original signatures with all rights accruing thereto.

ARTICLE NINTH: The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).

ARTICLE TENTH: No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions "Citibank" by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.

In witness whereof the parties have executed this Agreement as of the date first above written.

CITIBANK, N.A.

as Escrow Agent

By:
(Signature)
Title:
Date:

PARTY “A”

By:		By:
	(Signature)		(Signature)
Title:		Title:
Date:		Date:

PARTY “B”

By:		By:
	(Signature)		(Signature)
Title:		Title:
Date:		Date:

For additional signers, attach signature pages as needed.

Citibank Preferred Custody Services – Escrow Agent Agreement	Page 5

SEC Shareholder Disclosure Rule 14b-2: SEC Rule 14b-2 directs us to contact you to request authorization to provide your name, address and share position with respect to the referenced account to requesting companies whose stock you have voting authority over. Under the Rule, we must make the disclosures for accounts opened after December 28, 1986, if requested, unless you specifically object to disclosure. Hence, failure to respond will be deemed consent to disclosure. Thank you for assisting us in complying with this SEC rule.

❑ Yes, we are authorized to release your name, address and share positions

❑ No, we are not authorized to release your name, address and share positions.

(Signature)	(Date)

Reference Account No.:____________________

Citi Private Bank is a business of Citigroup Inc. ("Citigroup"), which provides its clients access to a broad array of products and services available through bank and non-bank affiliates of Citigroup. Not all products and services are provided by all affiliates or are available at all locations. In the US, brokerage products and services are provided by Citigroup Global Markets Inc. ("CGMI"), Member SIPC. CGMI and Citibank, N.A. are affiliated companies under the common control of Citigroup.

Custody services are provided by either Citibank, N.A. or Citicorp Trust, N.A.

Citigroup subsidiaries may compensate affiliated companies and/or their representatives for providing products and services to clients.

Citi and Citi with Arc Design are trademarks and service marks of Citigroup Inc. and its affiliates and are used and registered throughout the world.

INVESTMENTS ARE NOT BANK DEPOSITS; ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL ENTITY; ARE NOT OBLIGATIONS OF, OR GUARANTEED BY, CITIBANK OR CITIGROUP OR ANY OF THEIR RESPECTIVE AFFILIATES; AND INVOLVE INVESTMENT RISK, INCLUDING POSSIBLE LOSS OF PRINCIPAL AMOUNT INVESTED.

©2011 Citigroup Inc. All rights reserved.

Citibank, N.A. Member FDIC

Citibank Preferred Custody Services – Escrow Agent Agreement	Page 6

Important information about opening a new account at Citi Private Bank:

To help the United States Government fight terrorism and money laundering, Federal law requires financial institutions to obtain, verify, and record information that identifies each individual, business or entity that opens an account or establishes a relationship. What this means for you:

For individuals — when you open an account or establish a relationship, we will ask for your:

• name,

• date of birth,

• residential street address, and

• identification number, such as a social security number, taxpayer identification number, national identification number or passport number.

For businesses and other entities, such as corporations, trusts, etc. — when you open an account or establish a relationship, we will ask for your:

• official name,

• principal place of business or local business street address, and

• taxpayer identification number or other registration number.

For individuals, we may also ask to see (and retain a copy of) your driver’s license, passport or other identifying documents that will help us identify you. For businesses or entities, we may also ask for a copy of your formation documents or other related documentation. If we have difficulty verifying an accountholder’s identity, we may not be able to open an account or establish a relationship, or we may have to block or close the account.

Thank you for your cooperation.

Exhibit B-1

Form of Real Property Deed

QUITCLAIM DEED

KNOW ALL MEN BY THESE PRESENTS, that MASSACHUSETTS DEVELOPMENT FINANCE AGENCY (the “Grantor”), a Massachusetts body politic and corporate, established and existing under Chapter 23G of the Massachusetts General Laws, successor-in-interest to the Government Land Bank (the “Land Bank”) under Chapter 289 of the Acts of 1998, notice of which was recorded on October 7, 1998, with the Worcester District Registry of Deeds (the “Registry”) at Book 20505, Page 279, having its principal place of business located at 160 Federal Street, 7th Floor, Boston, Massachusetts 02110, in consideration of TWO MILLION SEVEN HUNDRED SIXTY THOUSAND and 00/00 DOLLARS ($2,760,000.00), the receipt and sufficiency of which are hereby acknowledged, does hereby grant to 112 Barnum Road, LLC, a Delaware limited liability company (the “Grantee”) having a principal place of business located at ___________________________, with QUITCLAIM COVENANTS, a certain parcel of land containing approximately 23.11 acres and located on Barnum Road, Devens Regional Enterprise Zone, Town of Harvard, County of Worcester, Massachusetts (the “Parcel”). The Parcel is shown on the Level I Plan (recorded with the Worcester County Registry of Deeds in Plan Book 863, Plan 103 (the “Level 1 Plan”)) as Lot 2 containing 1,006,457 square feet ±.

I.	APPURTENANT RIGHTS

The Grantor hereby grants and conveys to the Grantee, for the benefit of, running with and appurtenant to the Parcel and any portion thereof, and in common with others entitled thereto, the non-exclusive rights and easements over the portions of the Grantor’s property hereafter described for the following purposes:

A.	Rights for Connections to Utility Systems in Private and Public Ways

For the purpose of facilitating utility services to be provided to the Parcel, including, but not limited to, water, sewer, gas, electric, cable television, telecommunication service and the stormwater drainage system (collectively referred to as the “Utility Services”), the Grantor hereby grants to the Grantee the perpetual and non-exclusive right and easement to connect to each of the above-referenced Utility Services as the same are now or may in the future be located in private or public ways now or hereafter serving the Parcel (the “Utility Easements”), in such locations as may be reasonably agreed upon by the Grantor and the Grantee.

The rights granted herein shall be subject to the compliance by the Grantee with the lawful ordinances, rules, and regulations of general application established and uniformly applied by the Grantor and the DEC for utility connections and services. The Grantee shall, in the utilization of the Utility Easements hereunder, reasonably restore any areas disturbed in connection with any work undertaken in relation to the Utility Easements to its condition prior to Grantee’s work.

The appurtenant rights granted herein shall include a permanent and non-exclusive right of access over such areas as may be reasonably necessary to permit the Grantee to use, construct, maintain, repair and replace any improvements within the Utility Easements and to otherwise exercise the Grantee's rights under the easements granted herein. The Grantee’s rights to repair and replace any improvements constructed within the Utility Easements shall be exercised in accordance with procedures established contained in a certain Utility Sales Agreement by and between the Grantor and the Grantee of even date herewith, as the same may be amended, modified, supplemented and/or restated from time to time by the parties thereto (the “USA”).

B.	Rights to Connect to Devens Stormwater System

For the purpose of providing stormwater drainage from Lot 2, the Grantor hereby assigns to the Grantee the non-exclusive right to discharge stormwater into the Devens Stormwater System (“DSS”) and to construct, use, maintain, repair, and replace pipes and other improvements (the “Drainage Improvements”) in order to connect to the DSS.

The Grantee agrees that any such construction within the DSS or necessary to connect to the DSS shall be subject to review and reasonable approval of the Grantor and the construction, use, maintenance and repair of the Drainage Improvements shall be done so as not to interfere with the Grantor’s and other’s use of the DSS, and the Grantee shall be responsible for repairing any damage to the DSS caused directly or indirectly by the Grantee’s activities in connection with the rights granted hereunder.

The Grantee shall be responsible for repairing any areas disturbed by the Grantee’s installation, use, maintenance, repair, or replacement of any improvements to the reasonable satisfaction of the Grantor. All work performed by the Grantee in exercising said rights, shall be: (a) subject to and in compliance with the lawful ordinances, rules and regulations established by the Grantor and the Devens Enterprise Commissions for utility connections and services; (b) performed in a good and workmanlike manner with first class materials; (c) in compliance with all applicable laws, the Utility Sales Agreement entered into between Grantor, as the utility provider at Devens, and the Grantee, as the consumer; and (d) the Grantor’s Utility Department’s regulations.

Grantee shall indemnify, defend and hold Grantor, its employees, agents, consultants, or any of them harmless from and against all claims, damages, losses or expenses (including, without limitation, reasonable attorneys' fees) arising by reason of injury to or death of persons or damage to property, or claims or liens for work or actions performed or materials supplied, and arising out of or in connection with the use by Grantee of the rights granted herein.

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C.	Rights to Use Private and Public Ways

The Parcel is conveyed together with the perpetual right to pass and repass, in common with others, on foot or by vehicle of any type and kind, over all public roads and ways within the Devens Regional Enterprise Zone for ingress and egress to and from the Parcel and Route 2 or any public way in the Towns of Harvard, Ayer, or Shirley, and to otherwise use such roads and ways for all purposes for which public streets, ways or alleys may be used in the Devens Regional Enterprise Zone.

II.	GRANTOR’S RESERVATIONS

The Grantee takes the Parcel subject to the following reservation of rights:

A.	Permitted Encumbrances

All matters of record for the Property recorded with the Registry including, without limitation, those matters set forth on Exhibit __, Permitted Encumbrances.

B.	Reservation of Rights Under the Federal Facilities Agreement

Pursuant to the terms of the Army Deed, the following provision that was contained therein must be set forth in future deeds, lease documents or other such transfer documents for the Parcel:

By accepting this Deed, the Grantee acknowledges that the Grantor has provided the Grantee with a copy of the Federal Facilities Agreement (the “FFA”) between the United States Department of the Army (the “Army”) and the United State Environmental Protection Agency (the “EPA”) dated May 11, 1991 and the modification thereto, dated March 26, 1996. The Grantor shall provide the Grantee with a copy of any future amendments to the FFA.

1. The Grantor, the Army, the EPA, and the Commonwealth of Massachusetts, and their respective agents, employees, and contractors, shall have access to and over the Parcel as may be necessary for any investigation, response, or corrective action pursuant to CERCLA or the FFA found to be necessary before or after the date of this Deed on the Parcel or on other property comprising the Fort Devens National Priorities List (the “NPL”) site. This reservation includes the right of access to and the use of, to the extent permitted by law, any available utilities at reasonable cost to the United States.

2. In exercising the rights hereunder, the United States and the Commonwealth, as applicable, shall give the Grantee or its successors or assigns reasonable notice of actions taken on the Parcel under the FFA and shall, to the extent reasonable, consistent with the FFA, and at no additional cost to the United States, endeavor to minimize the disruption to the Grantee’s, its successors’, or assigns’ use of the Parcel.

3. The Grantee agrees that notwithstanding any other provision of the Deed, the United States assumes no liability to the Grantee, its successors, or assigns, or any other person, should implementation of the FFA interfere with the use of the Parcel. The Grantee and its successors and assigns shall have no claim on account of any such interference against the United States or any officer, agent, employee, or contractor thereof.

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4. Prior to the determination by the United States that all remedial action is complete under CERCLA and the FFA for the Fort Devens NPL site, (i) the Grantee, its successors and assigns, shall not undertake activities on the Parcel that would interfere with or impede the completion of the CERCLA clean-up at the Fort Devens NPL site and shall give prior written notice to the Army, EPA, and the Commonwealth of Massachusetts of any construction, alterations, or similar work on the Parcel that may interfere with or impede said clean-up; and (ii) the Grantee shall comply with any institutional controls established or put in place by the Army relating to the Parcel which are required by any record of decision (“ROD”) or amendments thereto, related to the Parcel, which ROD was approved by the Army and the EPA and issued by the Army pursuant to CERCLA or the FFA before or after the date of this Deed. Additionally, the Grantee shall ensure that any leasehold it grants in the Parcel or any fee interest conveyance of any portion of the Parcel provides for legally-binding compliance with the institutional controls required by any such ROD.

5. For any portion of the Parcel subject to a response action under CERCLA or the FFA, prior to the conveyance of an interest therein, the Grantee shall include in all conveyance documents provisions for allowing the continued operation of any monitoring wells, treatment facilities, or other response activities undertaken pursuant to CERCLA or the FFA on said portion of the Parcel and shall notify the Army, EPA, and the Commonwealth of Massachusetts by certified mail, at least sixty (60) days prior to any such conveyance of an interest in said Parcel, which notice shall include a description of said provisions allowing for the continued operation of any monitoring wells, treatment facilities, or other response activities undertaken pursuant to CERCLA or the FFA.

6. Prior to the determination by the United States that all remedial action under CERCLA and the FFA is complete under CERCLA and the FFA for the Fort Devens NPL site, the Grantee and all subsequent transferees of an interest in any portion of the Parcel will provide copies of the instrument evidencing any such transaction to the Grantor, the Army, the EPA and the Commonwealth of Massachusetts by certified mail, within fourteen (14) days after the effective date of such transaction.

7. The Grantee and all subsequent transferees shall include the provisions of this Section IV(B) in all subsequent leases, transfer, or conveyance documents relating to the Parcel or any portion thereof that are entered into prior to a determination by the United States that all remedial action is complete at the Fort Devens NPL site.

C.	Reserved Easements

The easement rights reserved to the Grantor under this Subparagraph IIC shall include a permanent and non-exclusive easement in gross and right of access over such areas of the Parcel as may be reasonably necessary to permit the Grantor to access, use, construct, maintain, repair and replace any utility improvements and to otherwise exercise the Grantor's rights under the reservations contained herein. Such easement and access rights shall be exercised in accordance with the USA Procedures.

The Grantor hereby reserves, for itself in its capacities as municipal services provider and/or utility services provider pursuant to Chapter 498 of the Massachusetts Acts and Resolves of 1993, as amended, and any successor municipal services provider or successor utility services provider, and its or their agents, contractors, subcontractors, lessees, licensees and others claiming by or through the Grantor, and the Grantee takes the Parcel subject to, the below-described perpetual non-exclusive easements in gross on and over the Parcel for the purpose of constructing, installing, maintaining, repairing, replacing and using the existing utility lines located therein to provide utility services to the Property, including the Parcel, and to other utility service customers of the Grantor:

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1. Access Easement. The Grantor, Army, the EPA, and the Commonwealth of Massachusetts, and their respective agents, employees, and contractors, are required to have access to and over the Premises as may be necessary to gain access for personnel, vehicles and equipment to the area lying easterly of the Premises shown on the Level I Plan as Lease Parcel A6A (the “Lease Parcel A6A”). Accordingly, Grantor hereby reserves to itself and all persons claiming by, through or under the Grantor, including the Massachusetts Department of Environmental Protection, the Environmental Protection Agency and the Department of the Army and their agents and employees, and the Grantee takes the Premises subject to, a permanent non-exclusive right and easement in, through, and over the portion of Parcel containing 24,760 (CONFIRM SQUARE FOOTAGE) square feet and labeled “Temporary Access Easement” (it being understood that this is a permanent, not temporary easement), for purposes of vehicular and pedestrian access to Lease Parcel A6A (the “Access Easement Area”).

2. Access to Monitoring Wells. Grantee acknowledges that there are currently two monitoring wells, 57M-96-09X and G3M-93-09X, located on the Parcel and three monitoring wells located adjacent to the Parcel, all of which are shown on the Level 1 Plan. The Grantee acknowledges its obligations pursuant to the Reservation of Rights under the Federal Facilities Agreements and the Army Deed with respect to the continued operations of such monitoring wells, treatment facilities or other response activities undertaken pursuant to CERCLA or the FFA on any portion of the Parcel, including a right of access to the Grantor and the Army, and shall notify the Army, the Environmental Protection Agency and the Commonwealth of Massachusetts by certified mail sixty (60) days prior to any conveyance of an interest in the Land, which notice shall include a description of said provisions allowing for the continued operation of any monitoring wells, treatment facilities or other response actions undertaken pursuant to CERCLA or the FFA.

3. Utility Easement. The Grantor hereby reserves to itself and all persons claiming by, through or under the Grantor, and the Grantee takes the Premises subject to, a perpetual and non-exclusive right and easement, in, through, over, under and across the area on the Premises in the north corner thereof shown on the Level I Plan as containing 12,465 square feet and designated on the Level I Plan as “Utility Easement” (the “Utility Easement Area”), with pedestrian and vehicular access thereto: (i) for the purpose of installing, using, maintaining, repairing, replacing, upgrading and removing any aboveground or underground utility lines, existing or to be installed in the future, within the Utility Easement AREA, and (ii) for the purpose of installing, maintaining, repairing, replacing, upgrading, removing and using adjacent utility lines, mains and related equipment, including the necessary conduits, located in the Barnum Road Right of Way (collectively, “Utility Equipment”). Such Utility Equipment shall remain the property of the Grantor. The easement rights over the Utility Easement Area described in this Section 2 shall be referred to herein as the “Utility Easement.”

4. Drainage Easements. The Grantor hereby reserves to itself and all persons claiming by, through or under the Grantor, including the Massachusetts Department of Environmental Protection, the Environmental Protection Agency and the Department of the Army and their agents and employees, and the Grantee takes the Premises subject to, a perpetual and non-exclusive right and easement, in, through, over, under and across (a) the area on the Premises along the northerly boundary thereof, shown on the Level I Plan as containing 8,238 square feet and designated on the Level I Plan as “Drainage Easement” (the “North Drainage Easement Area”) with pedestrian and vehicular access to the North Drainage Easement Area: (i) for the purpose of installing, using, maintaining, repairing, replacing, upgrading and removing any underground stormwater pipes within the Drainage Easement Areas (collectively, the “Drainage Equipment”), and (ii) for the purpose of stormwater drainage through the Premises for the benefit of the Grantor and other landowners within Devens; and (b) the area on the Premises running parallel to the southerly boundary thereof, shown on the Level I Plan as containing 26,118 square feet and designated on the Level I Plan as “Utility Easement” (the “South Drainage Easement Area”) with pedestrian and vehicular access to the South Drainage Easement Area for the purpose of stormwater drainage through the Premises for the benefit of the Grantor and other landowners within Devens.

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5. Open Space Easement. The Grantor hereby reserves to itself and all persons claiming by, through and under the Grantor, including the general public, and the Grantee takes the Premises subject to, an Open Space Easement along the easterly boundary of the Premises, shown on the Level I Plan as containing 28,000 square feet and designated on the Level I Plan as “Open Space Easement” (the “Open Space Easement Area”). The Grantor reserves the right to locate, construct, maintain, repair and replace trails, bicycle paths, roads, fitness trails and other similar improvements to promote the use of the Open Space Easement Area for transportation and recreational purposes by the general public. The Grantee shall have no obligation to improve, maintain, repair or replace any items placed within the Open Space Easement by the Grantor or its successors or assigns. The Grantee may not make any improvements within the Open Space Easement Area including without limitation landscaping or grading, without prior approval of the Grantor, such approval not to be unreasonably withheld provided that such improvements do not, in the reasonable opinion of the Grantor, materially impair the use of the Open Space Easement Area by the Grantor and all persons claiming by, through and under the Grantor and others.

6. Public Trail Easement. The Grantor hereby reserves and the Grantee takes the Parcel subject to a perpetual and non-exclusive, right and easement over, across, on, under or otherwise to that area of land lying within the Parcel shown on the sketch plan attached hereto as “Public Access/Trail Easement” with pedestrian and vehicular access thereto, for the purpose of installing, using, maintaining, repairing, replacing, upgrading, constructing and removing the public access trail located therein for the benefit of third parties and the general public utilizing the public access trails in Devens.

The Grantor hereby further reserves and Grantee hereby accepts the Parcel subject to a perpetual, nonexclusive right and easement from time to time for Grantor and Grantor’s employees, agents, contractors, successors and/or assigns to pass and repass over, across and upon the Parcel as is reasonably necessary in order to inspect, operate, replace, repair, remove, add to, maintain, patrol and otherwise maintain the public access trail located within the Public Access/Trail Easement.

The Grantee shall not be permitted to make any improvements in the Public Access/Trail Easement, including, without limitation, structural improvements and non-structural improvements, such as landscaping, grading and paving.

7. No Structures. Grantee and the Grantor agree that the rights contained herein are designed to afford continuous and unobstructed use of any of the easement areas. Grantee and the Grantor agree that no structure will be erected on any of the easement areas reserved herein. Notwithstanding anything to the contrary set forth herein, pavement, landscaping (except trees) and utilities may be placed, replaced, installed, moved, expanded and maintained (it being agreed by the parties hereto that all of such utilities shall be below grade) within the easement areas, only upon approval of the Grantor, it being further agreed that the exercise of any rights hereunder and the performance of any necessary work in connection therewith shall be done in a manner so as not to materially interfere with the reserved easement rights of the Grantor as set forth herein and so as not to interfere materially with the conduct of business of Grantee and in compliance with all applicable laws, rules and regulations.

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8. Excavation Restoration Obligations. Grantee and Grantor agree that if in connection with the Grantor’s exercise of its rights set forth with respect to the Easements, any excavations are made in the Easement Areas, the Grantor shall be obligated to forthwith substantially restore the Easement Areas to its prior improved condition.

9. Maintenance Obligations. Grantor shall be responsible for the maintenance and upkeep, and all costs and expenses related thereto, of the Easement Areas.

10. The Grantee acknowledges that the Grantor and its successors will be developing the Devens Regional Enterprise Zone on an ongoing basis and that such development may involve the relocation from time to time of utility systems, roadways and other infrastructure (“Infrastructure”). The Grantee accepts the Property subject to the provision that if any relocation or future development activities at Devens should require the location of additional Infrastructure on the land, the Grantee shall grant such right to MassDevelopment at no cost to MassDevelopment in form and in locations reasonably satisfactory to Grantor and Grantee, provided such placement does not unreasonably interfere with the Grantee’s use of the Property.

The Grantor shall use commercially reasonable efforts to minimize interference with the Grantee's use of the Parcel in connection with the exercise of such rights, and shall be responsible for repairing, replacing or restoring any damage caused by it through the exercise of the rights granted hereunder; provided however that the Grantor may exercise such commercially reasonable efforts consistent with the Grantor’s obligations as a municipal services provider and/or utility service provider as aforesaid.

The Grantee agrees that notwithstanding any other provision of the Deed, that the Grantor, its employees, agents, contractors, successors and/or assigns assume no liability to Grantee, its tenants, subtenants, successors or assigns, or any other person, should the exercise of the Grantor’s rights hereunder interfere with the use of the Parcel in any unreasonable manner except in the event of negligence or willful misconduct.

The Grantor, its employees, agents, contractors, successors and/or assigns shall not be liable for any damage in the exercise of its rights hereunder, exclusive of damage directly caused by the negligence or willful misconduct of the Grantor, its employees, agents, contractors, successors and/or assigns and, in such instance, only to the extent of such negligence or willful misconduct.

The Grantee and all subsequent transferees of an interest in any portion of the Parcel will provide a copy of the instrument evidencing such transaction to the Grantor by hand, certified mail or overnight courier, within thirty (30) days after the effective date of such transaction.

III.	RECEIPT OF DOCUMENTS

The Grantee acknowledges that it has received a copy of the Army Deed and the Administrative Consent Order and Covenant Not to Sue, ACO-CE-96-3001 (the “ACO”).

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The sale of the Parcel does not constitute a sale of all or substantially all of the assets of the Grantor in the Commonwealth of Massachusetts and is made in the ordinary course of business. No deed stamps are attached hereto as no deed stamps are due and payable in connection with this conveyance. The rights, reservations, and easements contained herein shall bind and inure to the Grantor’s and the Grantee’s successors and assigns.

[SIGNATURES APPEAR ON FOLLOWING PAGE.]

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IN WITNESS WHEREOF, the said MASSACHUSETS DEVELOPMENT FINANCE AGENCY has caused its corporate seal to be hereto affixed and these presents to be signed, acknowledged and delivered in its name and behalf by Marty Jones, its duly authorized President and Chief Executive Officer, and John L. Champion, its duly authorized Chief Financial Officer as of the ____ day of March, 2012.

GRANTOR: MASSACHUSETTS DEVELOPMENT FINANCE AGENCY

By:
Name: Marty Jones Title: President and Chief Executive Officer

By:
Name: John L. Champion Title: Treasurer

APPROVED AS TO FORM:

Catherine Blue

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COMMONWEALTH OF MASSACHUSETTS

Suffolk, ss.

On this ____day of March, 2012, before me, the undersigned notary public, personally appeared Marty Jones, President and Chief Executive Officer of Massachusetts Development Finance Agency, proved to me through satisfactory evidence of identification, which was personal knowledge, to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose.

Notary Public: My Commission expires:

COMMONWEALTH OF MASSACHUSETTS

Suffolk, ss.

On this ____day of March, 2012, before me, the undersigned notary public, personally appeared John L. Champion, Chief Financial Officer of Massachusetts Development Finance Agency, proved to me through satisfactory evidence of identification, which was personal knowledge, to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose.

Notary Public: My Commission expires:

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Exhibit __

permitted encumbrances

1. Terms and provisions of the Quitclaim Deed from the United States of America acting by and through the Secretary of the Army to the Government Land Bank, predecessor-in-interest to MassDevelopment dated May 9, 1996 and recorded in the Worcester County Registry of Deeds (the “Registry”) in Book 17907, Page 1.

2. Matters shown on plan entitled “Plan of Land Conveyed to the Government Land Bank by the Secretary of the Army, Ayer, Harvard & Shirley, MA.” dated May 9, 1996 and recorded with the Registry in Plan Book 703, Page 112.

3. Terms and provisions of the Notice of Lease between the United States of America acting by and through the Department of the Army to the Government Land Bank dated May 9, 1996 and recorded with the Registry in Book 17922, Page 223.

4. Terms and provisions of the Quitclaim Deed of Parcel A.6 from the United States of America acting by and through the Department of the Army to Massachusetts Development Finance Agency dated June 18, 2002 and recorded with the Registry in Book 26844 Page 212.

5. Federal Facility Agreement under CERCLA Section 120, along with Modification No. 1 dated March 27, 1996.

6. Administrative Consent Order and Covenant Not to Sue, dated May 20, 1996.

7. General Public Way Declaration Plan recorded with the Registry in Plan Book 822, Plan 22.

8. The provisions of the Barnum Road Master Plan dated October 25, 2001, as amended.

9. The terms of the Unified Permits dated _____ recorded with the Registry in Book ___, Page ____ and dated ____ recorded with the Registry in Book ___, Page ____.

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Exhibit B-2

Form of Devens Facility Deed

QUITCLAIM DEED

EVERGREEN SOLAR, INC., a Delaware corporation (“Grantor”), as Debtor in Possession under U.S. Bankruptcy Court Order being Case No. 11-12590 (MFW), having an address of 138 Bartlett Street, Marlboro, Massachusetts 01752, for consideration paid, and in full consideration of

[_______________________________ Dollars ($_______________)]

grants to 112 BARNUM ROAD, LLC (“Grantee”), a Delaware limited liability company having an address of __________________________________________________

with Quitclaim Covenants

All buildings and improvements (collectively, the “Improvements”) located on a certain parcel of land containing approximately 23.11 acres and located on Barnum Road, Devens Regional Enterprise Zone, Town of Harvard, County of Worcester, Massachusetts (the “Parcel”). The Parcel is shown on the Level I Plan (recorded with the Worcester County Registry of Deeds in Plan Book 863, Plan 103 (the “Level 1 Plan”)) as Lot 2 containing 1,006,457 square feet ±.

Said Improvements are conveyed subject to and with the benefit of all easements, reservations, restrictions, rights of way, agreements, encumbrances and other matters of record, including, without limitation, those matters set forth on Exhibit A attached hereto, insofar as the same are now in force and applicable.

Said Improvements are conveyed subject to real estate taxes and assessments for fiscal year 2013, not yet due and payable, which the Grantee, by acceptance hereof, hereby assumes and agrees to pay.

Reservation of Rights Under the Federal Facilities Agreement

Pursuant to the terms of the Army Deed (as defined on Exhibit A), the following provision that was contained therein must be set forth in future deeds, lease documents or other such transfer documents for the Parcel:

By accepting this Deed, the Grantee acknowledges that the Massachusetts Development Finance Agency (“MassDev”) has provided the Grantee with a copy of the Federal Facilities Agreement (the “FFA”) between the United States Department of the Army (the “Army”) and the United States Environmental Protection Agency (the “EPA”) dated May 11, 1991 and the modification thereto, dated March 26, 1996. MassDev shall provide the Grantee with a copy of any future amendments to the FFA.

MassDev, the Army, the EPA, and the Commonwealth of Massachusetts, and their respective agents, employees, and contractors, shall have access to and over the Parcel as may be necessary for any investigation, response, or corrective action pursuant to CERCLA or the FFA found to be necessary before or after the date of this Deed on the Parcel or on other property comprising the Fort Devens National Priorities List (the “NPL”) site. This reservation includes the right of access to and the use of, to the extent permitted by law, any available utilities at reasonable cost to the United States.

In exercising the rights hereunder, the United States and the Commonwealth, as applicable, shall give the Grantee or its successors or assigns reasonable notice of actions taken on the Parcel under the FFA and shall, to the extent reasonable, consistent with the FFA, and at no additional cost to the United States, endeavor to minimize the disruption to the Grantee’s, its successors’, or assigns’ use of the Parcel.

The Grantee agrees that notwithstanding any other provision of the Deed, the United States assumes no liability to the Grantee, its successors, or assigns, or any other person, should implementation of the FFA interfere with the use of the Parcel. The Grantee and its successors and assigns shall have no claim on account of any such interference against the United States or any officer, agent, employee, or contractor thereof.

Prior to the determination by the United States that all remedial action is complete under CERCLA and the FFA for the Fort Devens NPL site, (i) the Grantee, its successors and assigns, shall not undertake activities on the Parcel that would interfere with or impede the completion of the CERCLA clean-up at the Fort Devens NPL site and shall give prior written notice to the Army, EPA, and the Commonwealth of Massachusetts of any construction, alterations, or similar work on the Parcel that may interfere with or impede said clean-up; and (ii) the Grantee shall comply with any institutional controls established or put in place by the Army relating to the Parcel which are required by any record of decision (“ROD”) or amendments thereto, related to the Parcel, which ROD was approved by the Army and the EPA and issued by the Army pursuant to CERCLA or the FFA before or after the date of this Deed. Additionally, the Grantee shall ensure that any leasehold it grants in the Parcel or any fee interest conveyance of any portion of the Parcel provides for legally-binding compliance with the institutional controls required by any such ROD.

For any portion of the Parcel subject to a response action under CERCLA or the FFA, prior to the conveyance of an interest therein, the Grantee shall include in all conveyance documents provisions for allowing the continued operation of any monitoring wells, treatment facilities, or other response activities undertaken pursuant to CERCLA or the FFA on said portion of the Parcel and shall notify the Army, EPA, and the Commonwealth of Massachusetts by certified mail, at least sixty (60) days prior to any such conveyance of an interest in said Parcel, which notice shall include a description of said provisions allowing for the continued operation of any monitoring wells, treatment facilities, or other response activities undertaken pursuant to CERCLA or the FFA.

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Prior to the determination by the United States that all remedial action under CERCLA and the FFA is complete under CERCLA and the FFA for the Fort Devens NPL site, the Grantee and all subsequent transferees of an interest in any portion of the Parcel will provide copies of the instrument evidencing any such transaction to MassDev, the Army, the EPA and the Commonwealth of Massachusetts by certified mail, within fourteen (14) days after the effective date of such transaction.

The Grantee and all subsequent transferees shall include the provisions of Section VIII of the Army Deed in all subsequent leases, transfer, or conveyance documents relating to the Parcel or any portion thereof that are entered into prior to a determination by the United States that all remedial action is complete at the Fort Devens NPL site.

Access to Monitoring Wells.

The Grantee acknowledges that there are two monitoring wells, 57M-96-09X and G3M-93-09X, located on the Parcel and three monitoring wells located adjacent to the Parcel, all of which are shown on the Level 1 Plan. The Grantee acknowledges its obligations pursuant to the Reservation of Rights under the Federal Facilities Agreement (“FFA”) as set forth in the MassDev Deed (as defined on Exhibit A) and the Army Deed (as defined on Exhibit A) with respect to the continued operations of such monitoring wells, treatment facilities or other response activities undertaken pursuant to CERCLA or the FFA on any portion of the Parcel, including a right of access to the Massachusetts Development Finance Agency and the Army, and shall notify the Army, the Environmental Protection Agency and the Commonwealth of Massachusetts by certified mail sixty (60) days prior to any conveyance of an interest in the Parcel, which notice shall include a description of said provisions allowing for the continued operation of any monitoring wells, treatment facilities or other response actions undertaken pursuant to CERCLA or the FFA.

Infrastructure.

The Grantee acknowledges that the MassDev and its successors will be developing the Devens Regional Enterprise Zone on an ongoing basis and that such development may involve the relocation from time to time of utility systems, roadways and other infrastructure (“Infrastructure”). The Grantee accepts the Improvements subject to the provision that if any relocation or future development activities at Devens should require the location of additional Infrastructure on the Parcel, the Grantee shall grant such right to MassDev at no cost to MassDev in form and in locations reasonably satisfactory to MassDev and Grantee, provided such placement does not unreasonably interfere with the Grantee’s use of such land.

Receipt of Documents.

The Grantee acknowledges that it has received a copy of the Army and the Administrative Consent Order and Covenant Not to Sue, ACO-CE-96-3001.

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IN WITNESS WHEREOF, the said EVERGREEN SOLAR, INC., has caused these presents to be signed, acknowledged and delivered in its name and behalf by _______________________, its _____________________________, and ___________________________, its ____________________, as of the ____ day of March, 2012.

EVERGREEN SOLAR, INC., a Delaware corporation, as Debtor in Possession under U.S. Bankruptcy Court Order being Case No. 11-12590 (MFW)

By:
Name:
Its:

By:
Name:
Its:

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THE COMMONWEALTH OF MASSACHUSETTS

_______________, ss.

On this          day of                    , 2012, before me, the undersigned notary public, personally appeared                      , proved to me through satisfactory evidence of identification, which was [_] photographic identification with signature issued by a federal or state governmental agency, [_] oath or affirmation of a credible witness, [_] personal knowledge of the undersigned, to be the person whose name is signed on the preceding or attached document, and acknowledged that he executed the same with the authority of and as the free act and deed of Evergreen Solar, Inc., a Delaware corporation, as Debtor in Possession under U.S. Bankruptcy Court Order being Case No. 11-12590 (MFW).

Notary Public:

THE COMMONWEALTH OF MASSACHUSETTS

_______________, ss.

On this        day of               , 2012, before me, the undersigned notary public, personally appeared                           , proved to me through satisfactory evidence of identification, which was [_] photographic identification with signature issued by a federal or state governmental agency, [_] oath or affirmation of a credible witness, [_] personal knowledge of the undersigned, to be the person whose name is signed on the preceding or attached document, and acknowledged that he executed the same with the authority of and as the free act and deed of Evergreen Solar, Inc., a Delaware corporation, as Debtor in Possession under U.S. Bankruptcy Court Order being Case No. 11-12590 (MFW).

Notary Public:

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Exhibit A

permitted encumbrances

1. Terms and provisions of the Quitclaim Deed from the United States of America acting by and through the Secretary of the Army to the Government Land Bank, predecessor-in-interest to the Massachusetts Development Finance Agency (“MassDev”) dated May 9, 1996 and recorded in the Worcester County Registry of Deeds (the “Registry”) in Book 17907, Page 1 (the “Army Deed”).

2. Matters shown on plan entitled “Plan of Land Conveyed to the Government Land Bank by the Secretary of the Army, Ayer, Harvard & Shirley, MA.” dated May 9, 1996 and recorded with the Registry in Plan Book 703, Page 112.

3. Terms and provisions of the Notice of Lease between the United States of America acting by and through the Department of the Army to the Government Land Bank dated May 9, 1996 and recorded with the Registry in Book 17922, Page 223.

4. Terms and provisions of the Quitclaim Deed of Parcel A.6 from the United States of America acting by and through the Department of the Army to Massachusetts Development Finance Agency dated June 18, 2002 and recorded with the Registry in Book 26844 Page 212.

5. Federal Facility Agreement under CERCLA Section 120, along with Modification No. 1 dated March 27, 1996.

6. Administrative Consent Order and Covenant Not to Sue, dated May 20, 1996.

7. General Public Way Declaration Plan recorded with the Registry in Plan Book 822, Plan 22.

8. The provisions of the Barnum Road Master Plan dated October 25, 2001, as amended.

9. The terms of the Unified Permits dated _____ recorded with the Registry in Book ___, Page ____ and dated ____ recorded with the Registry in Book ___, Page ____.

10. Terms and provisions of the Quitclaim Deed dated on or about the date hereof (including, without limitation, reservations of rights under the Federal Facilities Agreement included therein), from MassDev to Grantee in respect of the Parcel (the “MassDev Deed”) which will be recorded with the Registry substantially contemporaneously with this Deed. Grantor makes no warranties as to title or otherwise to any improvements or infrastructure (including, without limitation, utility or drainage equipment) owned by MassDev that is located within easement areas on the Parcel reserved by MassDev under the MassDev Deed.

Exhibit B-3

Form of Bill of Sale

BILL OF SALE, dated as of March [__], 2012 (this “Bill of Sale”) is executed and delivered by Evergreen Solar, Inc. ( “Seller”) in favor of 112 Barnum Road, LLC, a Delaware limited liability company (“Purchaser”), pursuant to the Asset Purchase Agreement, dated as of March [__], 2012, by and among Hackman Capital Acquisition Company, LLC, a Delaware limited liability company (“Hackman”) and Seller (the “Purchase Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Purchase Agreement.

WITNESSETH:

WHEREAS, pursuant to the Purchase Agreement, Hackman agreed to purchase from Seller, and Seller agreed to sell to Hackman, upon the terms specified in the Purchase Agreement and pursuant to the Sale Order, all of Seller’s right, title and interest in and to the Devens Acquired Assets.

WHEREAS, pursuant to that certain Assignment made as of March [__], 2012 by and between Hackman and Purchaser, Hackman assigned and transferred to Purchaser all of its rights under the Purchase Agreement to purchase the Devens Acquired Assets.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree as follows:

Section 1.  Interpretation.

Seller and Purchaser each acknowledge and agree that this Bill of Sale is an “Ancillary Agreement” pursuant to the Purchase Agreement, subject to the terms set forth therein. Notwithstanding anything to the contrary contained herein, nothing contained in this Bill of Sale shall be deemed to grant Purchaser or Seller any rights, or to cause Purchaser or Seller to incur any obligations or liabilities, greater than or otherwise in excess of their respective rights, obligations and liabilities set forth in the Purchase Agreement. The Purchase Agreement is incorporated herein by reference, shall continue in full force and effect as though set forth herein at length to the extent provided in the Purchase Agreement, and shall control in the event of any conflict with the terms of this Bill of Sale.

Section 2.  Purchase and Sale of Devens Acquired Assets.

On the terms and conditions set forth in the Purchase Agreement, Seller hereby sells, assigns, conveys, transfers and delivers to or causes to be sold, assigned, conveyed, transferred and delivered to Purchaser, and Purchaser hereby purchases from Seller all of Seller’s right, title and interest in the Devens Acquired Assets, free and clear of all Liens other than the Permitted Liens. Notwithstanding the previous sentence, Seller does not sell, assign, convey, transfer or deliver to Purchaser any of the Retained Assets.

Section 3.  Governing Law; Jurisdiction.

THIS BILL OF SALE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE. All actions and proceedings arising out of or relating to this Bill of Sale, including the resolution of any and all disputes hereunder, shall be heard and determined in the Bankruptcy Court, and Purchaser and Seller hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. If the Bankruptcy Court does not have or declines to exercise subject matter jurisdiction over any action or proceeding arising out of or relating to this Bill of Sale, then Purchaser and Seller each (i) agree that all such actions or proceedings shall be heard and determined in federal court of the United States for the District of Massachusetts, (ii) irrevocably submit to the jurisdiction of such courts in any such action or proceeding, (iii) consent that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court, and (iv) agree that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.4 of the Purchase Agreement (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by Massachusetts law).

Section 4.  Waiver.

This Bill of Sale can be waived only by written instrument making specific reference to this Bill of Sale signed by the party against whom enforcement of such waiver is sought. The waiver by Purchaser or Seller of a breach of any provision of this Bill of Sale shall not operate or be construed as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 5.  Facsimile Signatures.

Signed PDF copies exchanged via electronic mail or facsimile copies of this Bill of Sale shall legally bind the parties to the same extent as original documents.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed on its behalf as of the date first above written.

SELLER:

EVERGREEN SOLAR, INC.

By:
	Name:	Christian M. Ehrbar
	Title:	President and Chief Executive Officer

Signature Page to the Bill of Sale

Exhibit C

Form of Instrument of Assumption

ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of March [__], 2012 (this “Agreement”), by and Evergreen Solar, Inc. (“Seller”), and 112 Barnum Road, LLC, a Delaware limited liability company (“Purchaser”), pursuant to the Asset Purchase Agreement, dated as of March [__], 2012, by and among Hackman Capital Acquisition Company, LLC, a Delaware limited liability company (“Hackman”) and Seller (the “Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

WITNESSETH:

WHEREAS, pursuant to the Purchase Agreement, Hackman agreed to (i) purchase from Seller, and Seller agreed to sell to Hackman, upon the terms specified in the Purchase Agreement and pursuant to the Sale Order, all of Seller’s right, title and interest in and to the Devens Acquired Assets and (ii) assume the Assumed Liabilities, upon the terms specified in the Purchase Agreement and pursuant to the Sale Order.

WHEREAS, pursuant to that certain Assignment made as of March [__], 2012 by and between Hackman and Purchaser, Hackman assigned and transferred all of its rights under the Purchase Agreement to Purchaser.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree as follows:

Section 1.  Interpretation.

The parties hereto acknowledge and agree that this Agreement is an “Ancillary Agreement” pursuant to the Purchase Agreement, subject to the terms set forth therein. Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement shall be deemed to grant Purchaser or Seller any rights, or to cause Purchaser or Seller to incur any obligations or liabilities, greater than or otherwise in excess of their respective rights, obligations and liabilities set forth in the Purchase Agreement. The Purchase Agreement is incorporated herein by reference, shall continue in full force and effect as though set forth herein at length to the extent provided in the Purchase Agreement, and shall control in the event of any conflict with the terms of this Agreement.

Section 2.  Assignment.

Seller hereby sells, assigns, conveys, transfers and delivers to or cause to be sold, assigned, conveyed, transferred and delivered to Purchaser (collectively, the “Assignment”) all of Seller’s legal, beneficial, and other right, title, benefit, privilege, obligation and interest in and to (a) the Assumed Liabilities in accordance with the terms and conditions of the Purchase Agreement and (b) the Designated Contracts in accordance with the terms and conditions of the Purchase Agreement.

Section 3.  Assumption.

In connection with the purchase and sale of the Devens Acquired Assets pursuant to the Purchase Agreement, Purchaser hereby accepts the Assignment, and assumes and agrees to observe, perform, pay or otherwise discharge when due (a) the Assumed Liabilities in accordance with the terms and conditions of the Purchase Agreement and (b) the Designated Contracts in accordance with the terms and conditions of the Purchase Agreement.

Section 4.  Governing Law; Jurisdiction.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE. All actions and proceedings arising out of or relating to this Agreement, including the resolution of any and all disputes hereunder, shall be heard and determined in the Bankruptcy Court, and the Parties to this Agreement hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. If the Bankruptcy Court does not have or declines to exercise subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, then each party (i) agrees that all such actions or proceedings shall be heard and determined in federal court of the United States for the District of Massachusetts, (ii) irrevocably submits to the jurisdiction of such courts in any such action or proceeding, (iii) consents that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court, and (iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.4 of the Purchase Agreement (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by Massachusetts law).

Section 5.  Waiver.

This Agreement can be waived only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of such waiver is sought. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 6.  Counterparts; Facsimile Signatures.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signed PDFs exchanged via electronic mail or facsimile copies of this Agreement shall legally bind the parties to the same extent as original documents.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Assignment and Assumption Agreement to be executed on its behalf as of the date first above written.

SELLER:

EVERGREEN SOLAR, INC.

By:
	Name:	Christian M. Ehrbar
	Title:	President and Chief Executive Officer

PURCHASER:

112 BARNUM ROAD, LLC

By:
Name:
	Title:	Authorized Representative

[Signature Page to Assignment and Assumption Agreement]